                                       As filed with the Securities and Exchange
                                                     Commission on June 16, 1999
                                                      Registration No. 333-77333



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ---------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------


                              CARMIKE CINEMAS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                      7830                             58-1469127
  (State or other jurisdiction                (Primary Standard Industrial               I.R.S. Employer
of incorporation or organization)              Classification Code Number)             Identification No.)

(For Co-Registrants, please see "Table of Co-Registrants" on the following page)

                                1301 FIRST AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 576-3400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              F. LEE CHAMPION, III
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              CARMIKE CINEMAS, INC.
                                1301 FIRST AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 576-3891
 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)

         A copy of all communications, including communications sent to the Agent for Service, should be sent to:


      PATRICIA A. WILSON, ESQ.                        KIRK A. DAVENPORT, ESQ.
        TROUTMAN SANDERS LLP                             LATHAM & WATKINS
     600 PEACHTREE STREET, N.E.                          885 THIRD AVENUE
    SUITE 5200, NATIONSBANK PLAZA                           SUITE 1000
     ATLANTA, GEORGIA 30308-2216                     NEW YORK, NEW YORK 10022
           (404) 885-3242                                 (212) 906-1200

                             ---------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable following the effectiveness of this registration statement and satisfaction of all other conditions to the exchange offer described in the prospectus included herein.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
   TITLE OF EACH CLASS OF              AMOUNT TO BE       PROPOSED MAXIMUM       PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
 SECURITIES TO BE REGISTERED            REGISTERED     OFFERING PRICE PER UNIT       OFFERING PRICE (1)         REGISTRATION FEE (2)
---------------------------------------------------------------------------------------------------------------------------------
9 3/8% Series B Senior
Subordinated Notes due 2009......      $200,000,000             100%                    $200,000,000                 $55,600
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of the 9 3/8% Series
B Senior Subordinated Notes due
2009 (3).........................           N/A                 N/A                          N/A                        N/A
=================================================================================================================================

(1) The registration fee has been calculated pursuant to Rule 457(a) and Rule 457(f)(2) under the Securities Act. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.

(2)      Previously paid.

(3) Represents the guarantees of the 9 3/8% Series B Senior Subordinated Notes due 2009 to be issued by the co-registrants. Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

                              ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                             TABLE OF CO-REGISTRANTS

       EXACT NAME OF                  (STATE OR OTHER              (PRIMARY STANDARD
     CO-REGISTRANT AS                  JURISDICTION                    INDUSTRIAL              (I.R.S. EMPLOYER
 SPECIFIED IN ITS CHARTER           OF INCORPORATION OR          CLASSIFICATION NUMBER)       IDENTIFICATION NO.)
                                       ORGANIZATION)
Eastwynn Theatres, Inc.                   Alabama                        7830                     58-2184195

Wooden Nickel Pub, Inc.                  Delaware                        5800                     58-1364384

         The address, including zip code, and telephone number, including area code, of each of the co-registrant's principal executive offices is c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, (706) 576-3400.

         The name, address, including zip code, and telephone number, including area code, of agent for service for each of the co-registrants is F. Lee Champion, III, Esq., Senior Vice President and General Counsel, 1301 First Avenue, Columbus, Georgia 31901, (706) 576-3891.

                                EXPLANATORY NOTE

         This registration statement covers the registration of an aggregate principal amount of $200,000,000 of 9 3/8% Series B Senior Subordinated Notes due 2009 of Carmike Cinemas, Inc., which will have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part, that may be exchanged for equal principal amounts of Carmike's outstanding 9 3/8% Series A Senior Subordinated Notes due 2009. This registration statement also covers the registration of the exchange notes for resale by Goldman, Sachs & Co. in market-making transactions. The complete prospectus relating to the exchange offer follows immediately after this explanatory note. Following the exchange offer prospectus are some pages of the prospectus relating solely to these market-making transactions, including alternate outside and inside front cover pages, a section entitled "Risk Factors -- Trading Market for the Exchange Notes" to be used instead of the section entitled "Risk Factors -- No Prior Market for Exchange Notes," an alternate section entitled "Use of Proceeds" and an alternate section entitled "Plan of Distribution." In addition, the market-making prospectus will not include the following captions, or the information set forth under these captions, in the exchange offer prospectus: "Prospectus Summary -- The Exchange Offer," "Risk Factors -- Exchange Offer Procedures," "-- Consequences of Failure to Exchange Original Notes" and "-- Restrictions Applicable to Participating Broker-Dealers," "The Exchange Offer," and "Certain United States Federal Income Tax Considerations." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

                   SUBJECT TO COMPLETION, DATED JUNE 16, 1999


PROSPECTUS
                              CARMIKE CINEMAS, INC.

                                OFFER TO EXCHANGE

       $200,000,000 OF 9 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2009 FOR $200,000,000 OF 9 3/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2009

                               THE EXCHANGE OFFER

         We previously issued $200,000,000 aggregate principal amount of our 9 3/8% Series A Senior Subordinated Notes due 2009. These original notes were not registered under the Securities Act of 1933. We are now offering you the opportunity to exchange these original notes for an equal amount of our 9 3/8% Series B Senior Subordinated Notes due 2009, which are registered under the Securities Act.

                           TERMS OF THE EXCHANGE OFFER

- In the exchange offer, we are offering to exchange, for all outstanding original notes that are validly tendered and not validly withdrawn before the expiration of the exchange offer, an equal amount of exchange notes.

- The terms of the exchange notes to be issued are substantially identical to the original notes, except for some of the transfer restrictions and registration rights relating to the original notes.

- The exchange offer will expire at 5:00 p.m., New York City time, on [___________], 1999, unless extended.

- You may withdraw tenders of original notes at any time before the expiration of the exchange offer.

- The exchange of notes should not be a taxable event for U.S. federal income tax purposes.

- The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

- We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of these notes in any automated quotation system. The original notes have been designated as eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc.

-    We will not receive any proceeds from the exchange offer.


         INVESTING IN THE EXCHANGE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF SOME FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS JUNE 18, 1999.

                                TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----

Where You Can Find More Information....................................................................         i
Prospectus Summary.....................................................................................         1
Risk Factors...........................................................................................        10
Incorporation by Reference.............................................................................        21
Information About Carmike..............................................................................        22
The Exchange Offer.....................................................................................        26
Use of Proceeds........................................................................................        38
Capitalization.........................................................................................        39
Selected Financial and Operating Data..................................................................        41
Description of Other Indebtedness......................................................................        43
Description of the Exchange Notes......................................................................        48
Plan of Distribution...................................................................................        93
Certain United States Federal Income Tax Considerations................................................        94
Legal Matters..........................................................................................        99
Experts................................................................................................        99


         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CARMIKE THAT IS NOT INCLUDED IN OR DELIVERED WITH THE PROSPECTUS. SEE "INCORPORATION BY REFERENCE" FOR INFORMATION REGARDING DOCUMENTS THAT HAVE BEEN INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF THE NOTES UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED TO: CARMIKE CINEMAS, INC., ATTENTION:
CORPORATE SECRETARY, 1301 FIRST AVENUE, COLUMBUS, GEORGIA 31901, TELEPHONE NUMBER (706) 576-3400. TO OBTAIN TIMELY DELIVERY, NOTEHOLDERS MUST REQUEST THE INFORMATION NO LATER THAN JULY 12, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information electronically with the SEC. The public may read and copy any materials Carmike files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

         We are required by the indenture that governs the original notes and which will govern the exchange notes to furnish the trustee for the notes with annual reports containing consolidated financial statements audited by our independent auditors and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year. The trustee for the notes is The Bank of New York.

                               PROSPECTUS SUMMARY

         In this prospectus, the words "Company," "Carmike," "we," "our," "ours," and "us" refer to Carmike Cinemas, Inc. and our subsidiaries. The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. You should read the entire prospectus, including our financial statements and notes and other financial data contained or incorporated by reference in this prospectus. You should carefully consider the factors set forth under "Risk Factors" and you should read the entire letter of transmittal.

         This prospectus contains or incorporates by reference statements that are forward-looking in nature. Forward-looking statements can be identified by the use of terminology such as "believes," "expects," "may," "will," "should" or "anticipates," or comparable terminology or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are discussed below in "Risk Factors" and elsewhere in this prospectus. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any forward-looking statement is made.

         In this prospectus, we sometimes use the term notes to refer to the exchange notes together with the original notes. Information in this prospectus as to the number of theatres and screens operated by us and average screens per theatre as of December 31, 1998 and March 31, 1999 is net of theatres scheduled to be closed during 1999 under our restructuring plan announced in December 1998.


                                     CARMIKE

         We are the largest motion picture exhibitor in the United States in terms of number of theatres operated and the third largest in terms of the number of screens operated. As of March 31, 1999, we operated 463 theatres with an aggregate of 2,653 screens located in 36 states. We were incorporated in April, 1982 in connection with the leveraged buy-out of our predecessor, the Martin Theatres circuit, by present management. Our principal executive offices are located at 1301 First Avenue, Columbus, Georgia 31901, and the telephone number is (706) 576-3400. We maintain an Internet site at http://www.carmike.com. The reference to our web address does not constitute incorporation by reference of the information contained at the site.

                               THE EXCHANGE OFFER

The Exchange Offer...............   We previously issued $200.0 million
                                    aggregate principal amount of our 9 3/8%
                                    Series A Senior Subordinated Notes due 2009.
                                    These original notes were not registered
                                    under the Securities Act. In this exchange
                                    offer, we are offering to exchange for the
                                    original notes up to $200.0 million
                                    aggregate principal amount of our 9 3/8%
                                    Series B Senior Subordinated Notes due 2009,
                                    which exchange notes have been registered
                                    under the Securities Act. The original notes
                                    may be exchanged only in multiples of
                                    $1,000.

Exchange and Registration
Rights Agreement.................   At the time we issued the original notes, we
                                    entered into an exchange and registration
                                    rights agreement which obligates us to make
                                    this exchange offer.

Required Representations.........   In order to participate in the exchange
                                    offer, you will be required to make some
                                    representations in a letter of transmittal,
                                    including (1) that you are not affiliated
                                    with us, (2) that you are not a
                                    broker-dealer who bought your original notes
                                    directly from us, (3) that you will acquire
                                    the exchange notes in the ordinary course of
                                    business, and (4) that you have not agreed
                                    with anyone to distribute the exchange
                                    notes. If you are a broker-dealer that
                                    purchased original notes for your own
                                    account as part of market-making or trading
                                    activities, you may represent to us that you
                                    have not agreed with us or our affiliates to
                                    distribute the exchange notes. If you make
                                    this representation, you need not make the
                                    representation provided for in clause (4)
                                    above.

Resale of the Exchange
Notes............................   We believe that the exchange notes acquired
                                    in this exchange offer may be freely traded
                                    without compliance with the provisions of
                                    the Securities Act that call for
                                    registration and delivery of a prospectus,
                                    except as described in the following
                                    paragraph.

                                    If you are a broker-dealer that purchased original notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell exchange notes. We have agreed in the exchange and registration rights agreement relating to the original notes to allow you to use this prospectus for this purpose during the 180-day period following completion of the exchange offer (subject to our right under some circumstances to restrict your use of this prospectus).

Accrued Interest on the Original
Notes............................   The exchange notes will bear interest at an
                                    annual rate of 9 3/8%. Any interest that has
                                    accrued on the original notes before their
                                    exchange in this exchange offer will be
                                    payable on the exchange notes on the first
                                    interest payment date after the conclusion
                                    of this exchange offer.

Procedures for Exchanging
Notes............................   The procedures for exchanging original notes
                                    in this exchange offer involve notifying the
                                    exchange agent before the expiration date of
                                    your intention to do so. The procedures for
                                    properly making notification are described
                                    in this prospectus under the heading "The
                                    Exchange Offer -- Procedures for Tendering
                                    Original Notes."

Expiration Date..................   5:00 p.m., New York City time, on
                                    July 19, 1999, unless the exchange
                                    offer is extended.

Exchange Date....................   We will notify the exchange agent of the
                                    date of acceptance of the original notes for
                                    exchange.

Withdrawal Rights................   If you tender your original notes for
                                    exchange in this exchange offer and later
                                    wish to withdraw them, you may do so at any
                                    time before 5:00 p.m., New York City time,
                                    on the day this exchange offer expires.

Acceptance of Original
Notes and Delivery of
Exchange Notes...................   We will accept any original notes that are
                                    properly tendered for exchange before 5:00
                                    p.m., New York City time, on the day this
                                    exchange offer expires. The exchange notes
                                    will be delivered promptly after expiration
                                    of this exchange offer.

Tax Consequences.................   You should not incur any material federal
                                    income tax consequences from your
                                    participation in this exchange offer.

Use of Proceeds..................   We will not receive any cash proceeds from
                                    this exchange offer.

Exchange Agent...................   The Bank of New York is serving as the
                                    exchange agent. Their address and telephone
                                    number are provided in this prospectus under
                                    the heading "The Exchange Offer -- Exchange
                                    Agent."

Effect on Holders of Original
Notes............................   Any original notes that remain outstanding
                                    after this exchange offer will continue to
                                    be subject to restrictions on their
                                    transfer. After this exchange offer, holders
                                    of original notes will not (with limited
                                    exceptions) have any further rights under
                                    the exchange and registration rights
                                    agreement. Any market for original notes
                                    that are not exchanged could be adversely
                                    affected by the conclusion of this exchange
                                    offer.


                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

         This exchange offer applies to $200.0 million aggregate principal amount of the original notes. The terms of the exchange notes will be essentially the same as the original notes, except that the exchange notes will not contain language restricting their transfer, and holders of the exchange notes generally will not be entitled to further registration rights under the exchange and registration rights agreement. The exchange notes issued in the exchange offer will evidence the same debt as the outstanding original notes, which they will replace, and both the original notes and the exchange notes are governed by the same indenture.

Securities Offered...............   $200.0 million in principal amount of 9 3/8%
                                    Series B Senior Subordinated Notes due 2009,
                                    which have been registered under the
                                    Securities Act.

Maturity.........................   February 1, 2009.

Interest Payment Dates...........   Interest will be payable semi-annually in
                                    arrears on February 1 and August 1 of each
                                    year, commencing August 1, 1999.

Guarantors.......................   The exchange notes are guaranteed on a
                                    senior subordinated basis by our current and
                                    future wholly-owned United States
                                    subsidiaries.

Ranking..........................   The exchange notes are unsecured senior

                                    subordinated debt, which means they are
                                    subordinated in right of payment to all our existing and future senior debt. The guarantees are unsecured senior subordinated obligations of the guarantors, which means they are subordinated in right of payment to all the existing and future senior debt of the guarantors. As of March 31, 1999, our senior debt was $207.7 million.

Optional Redemption..............   On or after February 1, 2004, we may redeem
                                    some or all of the exchange notes at any
                                    time at the redemption prices specified in
                                    this prospectus.

                                    In addition, before February 1, 2002, we may redeem up to 35% of the exchange notes at the prices specified in this prospectus, but only with the proceeds from certain equity offerings.

Mandatory Offer to
   Repurchase....................   If we experience specific kinds of changes
                                    of control, we must offer to repurchase the
                                    exchange notes at 101% of their principal
                                    amount, plus accrued interest.

Basic Covenants of
   Indenture.....................   The indenture relating to the notes contains
                                    covenants. Some of these covenants restrict
                                    our ability to:

                                    -   borrow money;
                                    -   pay dividends on stock or repurchase
                                        stock;
                                    -   sell all, or substantially all, of our
                                        assets or merge with or into other
                                        companies; and
                                    -   engage in transactions with affiliates.

                                    These covenants, however, are subject to important exceptions.



                                  RISK FACTORS

         You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors."

                             SUMMARY FINANCIAL DATA

         The following tables present summary historical and pro forma consolidated financial data about us. You should read this information together with "Selected Financial and Operating Data" included elsewhere in this prospectus.

         The following data were derived from our audited consolidated financial statements:

         - our summary historical consolidated statement of income data for the fiscal years ended December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998; and
         - our summary historical consolidated balance sheet data as of December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998.

         The pro forma unaudited consolidated financial data presents our pro forma consolidated stockholders' equity as of December 31, 1998 and our pro forma consolidated interest expense and ratio of earnings to fixed charges for the year ended December 31, 1998 giving effect to:

         -        (a)      our sale of $200.0 million aggregate principal amount
                           of original notes in February 1999;
                  (b)      the net proceeds of approximately $54.0 million from
                           our sale in November 1998 of our Series A Preferred
                           Stock;
                  (c)      borrowings in February 1999 under our term loan;
                  (d)      the change in interest rates under our revolving
                           credit facility;
                  (e)      the application of the proceeds from (a), (b) and (c)
                           to the repayment of existing bank debt and other long-term debt, and payment of related transaction fees and expenses;

         - the February 1999 write-off of certain unamortized deferred financing fees;

         - the February 1999 payment of prepayment premiums in connection with the retirement of the existing senior notes; and

         -        the income tax effects of the preceding transactions;

all as if they had occurred, for purposes of the pro forma unaudited consolidated stockholders' equity, as of December 31, 1998 and, for purposes of the pro forma unaudited consolidated interest expense and ratio of earnings to fixed charges, as of January 1, 1998.

         These pro forma unaudited consolidated financial data do not purport to represent what our actual results of operations would have been had these events occurred on the aforementioned dates and should not serve as a forecast of our results of operations for any future periods. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances.

                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------------------
                                                          1994      1995 (1)     1996 (1)    1997 (1)    1998 (2)
                                                       ----------  ----------  ----------   ----------  ----------
                                                       (IN MILLIONS EXCEPT PERCENTAGES, RATIOS AND OPERATING DATA)

STATEMENT OF INCOME DATA:
     Revenues:
         Admissions................................    $    232.1  $    253.7  $    296.6   $    319.2  $    330.5
         Concessions and other.....................          95.5       111.0       130.1        139.4       151.1
                                                       ----------  ----------  ----------   ----------  ----------
              Total revenues.......................         327.6       364.7       426.7        458.6       481.6
     Costs and expenses:
         Film exhibition costs.....................         123.6       135.6       157.0        169.7       177.8
         Concession costs..........................          12.2        15.0        17.3         18.3        19.9
         Other theatre operating costs.............         119.0       143.7       164.1        175.1       187.9
         General and administrative................           5.1         5.5         6.0          6.4         7.1
         Depreciation and amortization.............          22.5        27.2        28.4         33.4        37.5
         Impairment of long-lived assets...........            --          --        45.4           --        38.3
         Restructuring charge......................            --          --          --           --        34.7
                                                       ----------  ----------  ----------   ----------  ----------
                                                            282.4       327.0       418.2        402.9       503.2
                                                       ----------  ----------  ----------   ----------  ----------
              Operating income (loss)..............          45.2        37.7         8.5         55.7       (21.6)
     Interest expense..............................          17.0        16.0        20.3         23.1        27.2
                                                       ----------  ----------  ----------   ----------  ----------
     Income (loss) before income taxes.............          28.2        21.7       (11.8)        32.6       (48.8)
     Income tax expense (benefit)..................          11.2         8.7        (4.5)        12.4       (18.2)
                                                       ----------  ----------  ----------   ----------  ----------
     Net income (loss).............................    $     17.0  $     13.0  $     (7.3)  $     20.2  $    (30.6)
                                                       ==========  ==========  ==========   ==========  ==========


Weighted average common
     shares outstanding:

     Basic.........................................         8,312      11,161      11,174       11,277      11,356
                                                       ==========  ==========  ==========   ==========  ==========
     Diluted.......................................         8,477      11,260      11,174       11,366      11,356
                                                       ==========  ==========  ==========   ==========  ==========

Earnings (loss) per common share:

     Basic.........................................    $     2.04  $     1.17  $   (0.65)   $     1.79  $    (2.73)
                                                       ==========  ==========  ==========   ==========  ==========
     Diluted.......................................    $     2.00  $     1.16  $   (0.65)   $     1.78  $    (2.73)
                                                       ==========  ==========  ==========   ==========  ==========

PRO FORMA FINANCIAL DATA:
     Interest expense (3)..........................                                                     $     31.6
     Ratio of earnings to fixed
         charges (4)...............................                                                             --

                                                                           AS OF DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1994        1995        1996        1997        1998
                                                       ----------------------------------------------------------
                                                                  (in millions, except operating data)

BALANCE SHEET DATA:
     Cash and cash equivalents.....................    $     17.9  $     11.3  $      5.6  $     16.5  $     17.8
     Property and equipment, net...................         294.0       371.9       388.0       497.1       573.6
     Total assets..................................         377.6       478.0       489.4       620.0       697.5
     Total long-term obligations, including
         current maturities........................         153.3       230.5       268.3       360.7       351.8
     Total shareholders' equity....................         172.0       185.1       178.0       202.9       226.3
     Pro forma shareholders' equity................                                                         220.0

OPERATING DATA:
     Theatre locations.............................           445         519         519         520         468
     Screens.......................................         1,942       2,383       2,518       2,720       2,658
     Average screens per location..................           4.4         4.6         4.9         5.2         5.7
     Total attendance (in thousands)...............        59,660      64,496      74,213      75,336      77,763
     Total average screens in operation............         1,852       2,151       2,476       2,644       2,733
     Average ticket price..........................    $     3.89  $     3.93  $     4.00  $     4.24  $     4.25
     Average concession per patron.................    $     1.46  $     1.59  $     1.62  $     1.68  $     1.79

------------------
(1) Our results reflect the following acquisitions: 1997--19 theatres with 104 screens; 1996--14 theatres with 79 screens; and 1995--83 theatres with 377 screens.

(2) Preferred stock dividends on our Series A Preferred Stock totaled $332,000 for the period of November 22, 1998 through December 31, 1998.

(3) Gives effect to the completion of the offering of the original notes, borrowings under our term loan, the use of proceeds of each of the foregoing, and our revolving credit facility as though these transactions had occurred at January 1, 1998. Pro forma interest expense is calculated as follows (in millions):

                                                                                           YEAR ENDED DECEMBER 31,
                                                                     INTEREST RATE                  1998
                                                                   -----------------       -----------------------

Revolving credit facility..................................          7.6% to 8.2%                   $ 5.7
Term loan..................................................              8.05%                        6.0
Senior notes due 2009......................................             9.375%                       18.8
Amortization of deferred financing costs...................                                           1.1
                                                                                                    -----
                                                                                                     31.6
                                                                                                    =====

Pro forma interest expense has been calculated based on Carmike's average month-end revolving credit balances for the year ended December 31, 1998 as reduced for the reductions from the use of proceeds of the term loan and the original notes. Based on this computation, the average amount outstanding under the revolving credit facility for the year ended December 31, 1998 was $73.1 million. The effective interest rates for our revolving credit facility reflect the impact of our $70.0 million of interest rate swaps.

(4) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before income taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of debt expenses and the portion of rental expense that is representative of the interest factor in these rentals. For the year ended December 31, 1998, pro forma earnings before fixed charges were insufficient to cover fixed charges by approximately $57.7 million.

                                  RISK FACTORS

         You should carefully consider the following risks as well as the other information contained or incorporated by reference in this prospectus before deciding to tender original notes in the exchange offer. The risks factors set forth below are generally applicable to the old notes as well as the exchange notes.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR NOTES.

         We have now and will continue to have a significant amount of indebtedness. If the offering of the original notes had occurred on December 31, 1998, we would have had $369.9 million of indebtedness outstanding, $169.9 million of which would have been senior debt, and pro forma earnings before pro forma fixed charges would have been insufficient to cover pro forma fixed charges by approximately $57.7 million.

         Our substantial indebtedness could have important consequences to you. For example, it could:

         - make it more difficult for us to satisfy our obligations with respect to the notes;

         - increase our vulnerability to general adverse economic and industry conditions;

         - limit our ability to fund future working capital, capital expenditures for theatre construction, expansion, renovation or acquisition, and other general corporate requirements;

         - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         - place us at a competitive disadvantage compared to our competitors that have less debt; and

         - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. As of March 31, 1999, our revolving credit facility would permit additional borrowings of up to approximately $115.7 million and all of those borrowings would be senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.


ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         Our ability to make scheduled payments of principal of, or to pay the interest (including special interest, as defined) on, or to refinance our indebtedness, including the notes, or to fund planned capital expenditures for theatre construction, expansion and renovation or theatre acquisition will depend on our future performance. Our future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon our current level of operations and anticipated increases in revenues and cash flow as a result of our theatre construction, expansion and renovation program, and the scheduled closing of some underperforming theatres, we believe that cash flow from operations and available cash, together with available borrowings under our revolving credit facility, lease financing arrangements and/or sales of additional debt or equity securities, will be adequate to meet our future liquidity needs for at least the next year.

         We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future capital will be available to us from the sale of debt or equity securities, additional bank financings, other long-term debt or lease financings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility, our term loan and these notes, or raise additional capital through other means, on commercially reasonable terms or at all.


SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE SUBSIDIARY GUARANTEES OF THE NOTES ARE JUNIOR TO ALL OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

         The notes and the subsidiary guarantees rank behind all of our and the guarantors' existing indebtedness, including trade payables, and all of our and their future borrowings, including trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of senior debt of Carmike and the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

         In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

         In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Carmike or the guarantors, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of Carmike and the guarantors in the assets remaining after we and the guarantors have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any of these proceedings. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of these notes may receive less, ratably, than the holders of senior debt.

         As of March 31, 1999, these notes and the subsidiary guarantees would have been subordinated to $207.7 million of senior debt and approximately $115.7 million would have been available for borrowings under our revolving credit facility as additional senior debt. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.


EXPANSION PLANS -- WE HAVE IN THE PAST EXPANDED OUR OPERATIONS THROUGH THEATRE ACQUISITIONS AND NEW THEATRE OPENINGS. DEVELOPING NEW THEATRES POSES A NUMBER OF RISKS.

         We intend to continue pursuing an expansion strategy by:

         -        developing new theatres;

         -        expanding our existing theatres; and

         -        selectively acquiring existing theatres and theatre circuits.

         Construction of new theatres may result in cost overruns, delays or unanticipated expenses related to zoning or tax law considerations. Desirable sites for new theatres may be unavailable or expensive, and the market locations for new theatres may deteriorate over time. Additionally, the market potential of new theatre sites cannot be precisely determined, and our theatres may face competition in new markets from unexpected sources. Newly constructed theatres may not perform up to management's expectations. Additionally, there is a risk that we may not be able to manage growth as effectively as we have in the past if we expand our existing operations.

         We face significant competition for potential theatre locations and for opportunities to acquire existing theatres and theatre circuits. Because of this competition, we may be unable to make acquisitions on terms we consider acceptable.


ACCOUNTING FOR IMPAIRMENT OF ASSETS -- IF WE DETERMINE THAT ASSETS ARE IMPAIRED, WE WILL BE REQUIRED TO RECOGNIZE A CHARGE TO EARNINGS.

         The opening of large multiplexes and theatres with stadium seating by us and some of our competitors has tended to, and is expected to continue to, draw audiences away from some older theatres, including theatres operated by us. In addition, demographic changes and competitive pressures can lead to the impairment of a theatre. We review for impairment of long-lived assets and goodwill related to those assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. We also periodically review and monitor our internal management reports and the competition in our markets for indicators of impairment of individual theatres. In the fourth quarter of 1998, we identified impairments of asset values for some of our theatres. As a result, we recognized a non-cash impairment charge of approximately $38.3 million in the fourth quarter of 1998 to reduce the carrying value of approximately 145 theatres with approximately 610 screens. We also recorded an impairment charge, effective January 1, 1996, upon our adoption of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. There can be no assurance that we will not take additional charges in the future related to the impairment of our assets.


FUTURE CAPITAL REQUIREMENTS -- WE MAY NOT HAVE, OR BE ABLE TO OBTAIN, THE SIGNIFICANT AMOUNTS OF CAPITAL WE NEED TO EXPAND OUR BUSINESS.

         Our industry is undergoing a transition as newer theatres with stadium seating are attracting moviegoers away from older theatres. As of December 31, 1998 we have 152 screens under construction, and we expect to add an aggregate of 382 screens during 1999. We anticipate that all of the theatres scheduled to be added in 1999 will provide stadium seating. We also anticipate that our construction, expansion and renovation program will require capital expenditures of approximately $129.0 million, net of lease financings, in 1999, and approximately $75.0 million, net of lease financings, in 2000.

         Like others in our industry, we have been required to recognize charges associated with the write-down and closing of underperforming theatres primarily as a result of the emergence of new competition in the marketplace. The opening of large multiplexes by our competitors and the opening of newer theatres with stadium seating in some of our markets have led us to reassess a number of our theatre locations to determine whether to renovate or to dispose of underperforming locations. Under our restructuring plan adopted in December 1998, we will close 28 theatres in 1999 having an aggregate of 116 screens. The opening of new multiplexes by our competitors will likely continue to draw audiences away from our older theatres unless we continue to make significant capital expenditures. We have budgeted for 1999 approximately $6.2 million to retrofit approximately 83 screens to strengthen our market position in some markets. We will lose revenue from those theatres while they are being renovated. Further advances in theatre design may also require us to make substantial capital expenditures in the future, or to close older theatres that cannot be economically renovated, to compete with new developments in theatre design.

         We cannot assure you that our business will generate sufficient cash flow from operations, that we will satisfy the requirements for borrowing under our revolving credit facility, that currently anticipated revenue growth and operating improvements will be realized or that future capital will be available to us to enable us to fund our capital expenditure needs.


DEPENDENCE UPON MOTION PICTURE PRODUCTION AND PERFORMANCE -- OUR BUSINESS WILL BE ADVERSELY AFFECTED IF THERE IS A DECLINE IN THE QUALITY AND NUMBER OF MOTION PICTURES AVAILABLE FOR SCREENING.

         Our business depends on the availability of suitable motion pictures for screening in our theatres and the appeal of these motion pictures in our theatre markets. We mainly license first-run motion pictures. Our results of operations will vary from period to period based upon the quantity and quality of the motion pictures we show in our theatres. For example, in the first quarter of 1998, we benefited from the unexpectedly long run and success of "Titanic," while in the second quarter of 1998 our results were adversely impacted by the disappointing performance of certain "event" films. A disruption in the production of motion pictures, lack of motion pictures or poor performance of motion pictures in theatres could adversely affect our business and results of operations.


RELATIONSHIPS WITH MOTION PICTURE DISTRIBUTORS -- A DETERIORATION IN OUR RELATIONSHIPS WITH ANY OF THE MAJOR FILM DISTRIBUTORS COULD ADVERSELY AFFECT OUR ACCESS TO COMMERCIALLY SUCCESSFUL FILMS AND COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

         Our business depends to a significant degree on maintaining good relations with the major film distributors that license films to our theatres. While there are numerous motion picture distributors, that provide quality first-run movies to the motion picture exhibition industry, the following nine distributors accounted for approximately 92% of our admission revenues for the year ended December 31, 1998 -- Buena Vista, Dreamworks, Fox, New Line Cinema, Paramount, Sony, United Artists, Universal and Warner Brothers. No single distributor dominates the market.

GOVERNMENT REGULATION -- WE ARE SUBJECT TO CERTAIN FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS WHICH LIMIT THE MANNER IN WHICH WE MAY CONDUCT OUR BUSINESS.

         The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. As a result of these laws and cases, we cannot ensure a supply of motion pictures by entering into long term arrangements with major distributors. Instead, we must compete for film licenses on a film by film and theatre by theatre basis.

         Our theatre operations are also subject to federal, state and local laws governing matters such as construction, renovation and operation of our theatres, as well as wages, working conditions, citizenship, and health and sanitation requirements and licensing. We believe that our theatres are in material compliance with these requirements. At March 31, 1999, approximately 70.6% of our employees were paid at the federal minimum wage and, accordingly, the minimum wage largely determines our labor costs for those employees.

         The Americans with Disabilities Act (ADA) and certain state statutes and local ordinances, among other things, require that places of public accommodation, including both existing and newly constructed theatres, be accessible to customers with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make these theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of a theatre and its facilities and reasonable access to work stations. We are aware of several recent lawsuits that have been filed against other exhibitors by disabled moviegoers alleging that some stadium seating designs violated the ADA. We have established a program to review and evaluate our theatres and to make changes that may be required by law. Although we believe that the cost of complying with the ADA will not adversely affect our business and results of operations, we cannot predict the extent to which the ADA or any future laws or regulations regarding the needs of the disabled will impact our operations.


SEASONALITY -- OUR REVENUES ARE DEPENDENT UPON THE TIMING OF MOTION PICTURE RELEASES BY DISTRIBUTORS.

         Our business is generally seasonal, with higher revenues generated during the summer and holiday seasons. While motion picture distributors have begun to release major motion pictures evenly throughout the year, the most marketable motion pictures are usually released during the summer and the year-end holiday periods. Additionally, the unexpected emergence of a hit film may occur in these or other periods. As a result, the timing of motion picture releases affects our results of operations, which may vary significantly from quarter to quarter. Moreover, to the extent that certain "event" films are distributed more widely than in the past, our margins may be hurt as a result of the higher film licensing fees payable during the early period of a film's run. For the year ended December 31, 1998, the percentages of our admissions revenue by quarter were as follows: first quarter 24.4%; second quarter 23.0%; third quarter 27.9%; and fourth quarter 24.7%.

DEPENDENCE UPON SENIOR MANAGEMENT -- OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

         We believe that our success is due to our experienced management team. We depend in large part on the continued contribution of our senior management, including Michael W. Patrick, our President. Losing the services of one or more members of our senior management could adversely affect our business and results of operations. We have an employment agreement with Michael W. Patrick which is automatically renewed each year, and we maintain key man life insurance covering him.


CERTAIN INTERESTS OF GOLDMAN, SACHS & CO. -- GOLDMAN, SACHS & CO. MAY BE CONSIDERED AN AFFILIATE OF CARMIKE AND MAY HAVE CERTAIN INTERESTS WHICH CONFLICT WITH THE INTERESTS OF NOTEHOLDERS.

         Goldman, Sachs & Co. and its affiliates have certain interests in Carmike. Richard A. Friedman and Elizabeth C. Fascitelli, who are managing directors of Goldman Sachs, were elected as directors of Carmike under a stock purchase agreement relating to the November 1998 sale of our Series A Preferred Stock to several affiliates of Goldman Sachs. In the event of certain defaults, holders of the Series A Preferred Stock will be entitled to elect two additional directors until any such default is cured. As a result of their ownership of the Series A Preferred Stock and shares of Carmike's Class A Common Stock, Goldman Sachs and its affiliates currently hold approximately 9.9% of the total voting interest in Carmike.

         Goldman, Sachs & Co. may be deemed to be an affiliate of Carmike and, as such, may be required to deliver a market-maker prospectus in connection with its market-making activities in the exchange notes. Pursuant to an exchange and registration rights agreement, Carmike has agreed to file a registration statement that would allow Goldman, Sachs & Co. to engage in market-making transactions in the exchange notes. Carmike has agreed to keep the market-making registration statement effective for as long as Goldman, Sachs & Co. may be required to deliver a prospectus in connection with its secondary transactions in the exchange notes. Carmike has agreed to pay substantially all the costs and expenses related to the registration statement. There can be no assurance that the interests of Goldman Sachs will not conflict with the interests of the holders of the notes.


COMPETITION -- OUR BUSINESS IS SUBJECT TO SIGNIFICANT COMPETITIVE PRESSURES.

         The opening of large multiplexes and theatres with stadium seating by us and some of our competitors has tended to, and is expected to continue to, draw audiences away from some older theatres, including theatres we operate. In addition, demographic changes and competitive pressures can lead to the impairment of a theatre. In addition to competition from other motion picture exhibitors, we face competition from other forms of entertainment. We face varying degrees of competition with respect to licensing films, attracting customers, obtaining new theatre sites and acquiring theatre circuits. There have been a number of recent consolidations in the movie theatre industry, and the impact of these consolidations could have an adverse effect on our business. Even where we are the only exhibitor in a film licensing zone, we may still experience competition for moviegoers from theatres in a neighboring zone. In addition, our theatres compete with a number of other types of motion picture delivery systems, such as pay television, pay-per-view, satellite and home video systems. While the impact of these delivery systems on the motion picture industry is difficult to determine precisely, there is a risk that they could adversely affect attendance at motion pictures shown in theatres. Movie theatres also face competition from a variety of other forms of entertainment competing for the public's leisure time and disposable income, including sporting events, concerts, live theatre and restaurants.


FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

         Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of these notes or that restrictions in our revolving credit facility and our term loan will not allow these repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Exchange Notes -- Repurchase at the Option of Holders." A change of control may result in a default under our revolving credit facility and our term loan and may cause acceleration of this senior indebtedness and any other senior indebtedness then outstanding, in which case the subordination provisions of the notes would require payment in full of our revolving credit facility, our term loan and any such other senior indebtedness before repurchase of the notes.


FRAUDULENT CONVEYANCE MATTERS -- FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE SUBSIDIARY GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM THE GUARANTORS.

         Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

         - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

         - was insolvent or rendered insolvent by reason of such incurrence; or

         - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

         - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

         In addition, any payment by that guarantor under its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

         The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

         - the sum of its debts, including contingent liabilities, were greater than the fair salable value of all of its assets, or

         - if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

         -        it could not pay its debts as they become due.

         On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor subsidiary, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.


NO PRIOR MARKET FOR EXCHANGE NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

         There is currently no trading market for the exchange notes. We do not intend to apply for listing of the exchange notes on any national securities exchange or quotation of the exchange notes on the Nasdaq National Market. Goldman, Sachs & Co. has advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so, and any market-making for the exchange notes may be discontinued at any time without notice. We cannot guarantee that a market for the exchange notes will develop. In addition, if a trading market for the exchange notes were to develop, the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may be adversely affected by factors such as changes in prevailing interest rates, our operating results and prospects for companies in our industry generally.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES -- IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, YOUR OUTSTANDING NOTES WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.

         Any original notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of original notes will not (with limited exceptions) have any further rights under the exchange and registration rights agreement. Any market for original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.


EXCHANGE OFFER PROCEDURES -- LATE DELIVERIES OF NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT A HOLDER FROM EXCHANGING ITS notes.

         You are responsible for complying with all exchange offer procedures. Issuance of exchange notes in exchange for original notes will only occur upon completion of the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering Original Notes." Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. We are not obligated to notify you of any failure to follow the proper procedure.


RESTRICTIONS APPLICABLE TO PARTICIPATING BROKER-DEALERS -- IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NOTES MAY BE RESTRICTED.

         A broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.


RISKS ASSOCIATED WITH THE YEAR 2000 -- FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON OUR BUSINESS OR OPERATIONS.

         The Year 2000 issue refers generally to the data structure problem that may prevent systems from properly recognizing dates after the year 1999. The Year 2000 issue affects information technology (IT) systems, such as computer programs and various types of electronic equipment that process date information by using only two digits rather than four digits to define the applicable year, and thus may recognize a date using "00" as the year 1900 rather than the year 2000. The issue also affects some non-IT systems, such as devices which rely on a microcontroller to process date information. The Year 2000 issue could result in system failures or miscalculations, causing disruptions of a company's operations. Moreover, even if a company's systems are Year 2000 compliant, a problem may exist to the extent that the data that these systems process is not.

         Carmike's State of Readiness. We have implemented a Year 2000 compliance program designed to ensure that our computer systems and applications will function properly beyond 1999. Our Year 2000 compliance program has three phases: (1) identification, (2) remediation (including modification, upgrading and replacement) and (3) testing. Our Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to a change in response to new developments. We have three material internal IT systems: (1) our accounting system, (2) our proprietary IQ-Zero point-of-sale system and (3) a film system through which we manage the booking of the films shown in our theatres. We have completed the identification, remediation and testing phases with respect to our accounting system. Although we have completed the identification and remediation phases with respect to our IQ-Zero and film systems, the testing phase will not be completed until after the first quarter of 1999. We have conducted a survey of our theatres and have not identified any non-IT systems the failure of which to be Year 2000 compliant would have a material adverse effect on our business, operating results or financial condition. We have surveyed our material vendors and suppliers, including concession, technical and film suppliers, and the financial institutions with whom we have material relationships. Based on this survey, we are not aware of any material third-party Year 2000 risks.

         Costs to Address Carmike's Year 2000 Issues. We estimate that the cost of remediation of problems related to Year 2000 issues will be less than $50,000. This cost includes the cost of upgrading our film system.

         Carmike's Contingency Plan. If our internal IT systems are not Year 2000 compliant on a timely basis, we plan to operate these systems manually until any Year 2000 issues are remediated. In addition, remediation of Year 2000 issues may result in loss of data and information and increased costs of operations. In addition, if the IQ-Zero system failed to operate properly due to Year 2000 problems, local management staff may not be able to focus their attention on their customers and theatre needs. We expect to maintain close contact with the third parties with whom we have material relationships, such as vendors, suppliers and financial institutions, to ensure that these third parties' Year 2000 issues do not affect our operations.

         The Risks of Carmike's Year 2000 Issues. In light of our compliance efforts, we do not believe that the Year 2000 issue will materially adversely affect our operations or results of operations, and do not expect implementation to have a material impact on our financial statements. However, there can be no assurance that our systems will be Year 2000 compliant before December 31, 1999, or that the failure of a system due to Year 2000 problems will not have a material adverse effect on our business, operating results and financial condition. To the extent the Year 2000 problem has a material adverse effect on the business, operations or financial condition of third parties with whom we have material relationships, such as vendors, suppliers and financial institutions, the Year 2000 problem could also have a material adverse effect on our business, results of operations and financial condition.

                           INCORPORATION BY REFERENCE

         We have filed with the SEC a registration statement on Form S-4 under the Securities Act. This prospectus, which is part of this registration statement, does not contain all of the information contained in the registration statement. In addition, the SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

         We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         -        Our Annual Report on Form 10-K for the year ended December 31,
                  1998;


         -        Our Current Report on Form 8-K dated March 12, 1999;

         - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and


         - Our Proxy Statement dated March 26, 1999 for the 1999 Annual Meeting of Stockholders.

         We will provide, without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: Carmike Cinemas, Inc., Attention:
Corporate Secretary, 1301 First Avenue, Columbus, Georgia 31901, telephone number (706) 576-3400.

         For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. These documents are exhibits to our registration statement.

                            INFORMATION ABOUT CARMIKE

         Carmike is the largest motion picture exhibitor in the United States in terms of number of theatres operated and is the third largest in terms of the number of screens operated. As of March 31, 1999, Carmike operated 463 theatres with an aggregate of 2,653 screens located in 36 states. Our theatres are located in small to mid-sized communities ranging in population size from approximately 7,700 to 456,000. As of March 31, 1999, we believe that we were the sole exhibitor in approximately 65% of our film licensing zones and the leading exhibitor in approximately 83% of our film licensing zones. We believe that by focusing on these secondary markets, we can reduce our exposure to competition for customers and film product.

         We have grown substantially over the past several years. With 2,658 screens at the end of 1998, we have almost tripled our number of screens from 979 in 1990. During the same period, we have also nearly tripled our attendance, from 26.2 million in 1990 to 77.8 million in 1998. Over the five year period ended December 31, 1998, concessions revenue per patron has grown 4.1% per year, while margins on concessions sales have averaged 85.6%.

         We focus on developing and operating multi-screen theatres. Nearly all of our 2,653 screens as of March 31, 1999 were located in multi-screen theatres, with an average of 5.7 screens per theatre. Our theatres are sized to reflect the demographics and competitive landscape of the communities in which we operate. Our smaller markets have fewer screens per theatre, while our mid-sized markets have theatres with a higher average screen count per theatre. In 1998, we built 16 new theatres with an average of 11.4 screens per theatre. We are in the process of expanding and improving our theatre base, adding new stadium seating auditoriums to some existing theatres and retrofitting some existing theatres with stadium seating and digital stereo surround sound. We intend to open 22 new theatres with an aggregate of 334 screens and an average of 15.2 screens per theatre in 1999. In addition, in 1999 we intend to add 48 stadium seating auditoriums to existing theatres and to retrofit approximately 83 existing auditoriums with stadium seating and digital stereo surround sound.

BUSINESS STRATEGY

         Operating Strategy. We believe that the following are the key elements of our operating strategy:

         Concentration in Secondary Markets. We primarily operate in secondary markets which are underscreened or served by older theatres and offer less intense competition for both customers and film product. Our theatres are located in small to mid-sized communities ranging in size from Silsbee, Texas, which has a population of approximately 7,700, to Nashville, Tennessee, which has a population of approximately 456,000. These communities generally offer lower real estate prices and build-out costs and do not require as high a screen count per theatre as larger markets.

         Sole or Leading Exhibitor. The majority of our theatres are located in markets in which we are the sole or leading exhibitor within a particular film licensing zone. A film licensing zone is a geographic area, established by film distributors, where they allocate a given film to only one theatre. We currently serve approximately 360 film licensing zones located in 36 states. As of March 31, 1999, we believe that we were the sole exhibitor in approximately 65% of our film licensing zones and the leading exhibitor (operating 50% or more of the screens in a given zone) in approximately 83% of our film licensing zones. We believe that our position as the sole or leading exhibitor in a film licensing zone provides us with negotiating leverage among film producers and studios and contributes to our strong relationship with motion picture distributors.

         Highly Efficient, Low Cost Operations. We focus on centralized, tight cost control measures to drive our operating margins, which we believe are among the highest in the movie exhibition industry. Our focus on cost control extends from theatre development through operation of our theatres. We believe that we are able to reduce construction and operating costs by designing prototype theatres adaptable to a variety of locations and by actively supervising all aspects of construction. In addition, through the use of detailed daily management reports, we closely monitor theatre-level costs.

         Emphasis on Customer Satisfaction and Quality Control. We emphasize customer satisfaction by providing convenient locations, comfortable seating, spacious lobbies and concession areas and a wide variety of film selections. Our theatre complexes feature clean, modern auditoriums with high quality projection and sound systems. As of March 31, 1999, approximately 42.2% of our auditoriums were equipped with digital stereo surround sound. We have added stadium seating to some of our existing theatres and plan to include stadium seating in all of our new theatres. As of March 31, 1999, after giving effect to our 1999 construction, expansion and renovation program, approximately 25.4% of our auditoriums featured stadium seating. We believe that all of these features serve to enhance customers' movie-going experience and help build customer loyalty. In addition, we promote customer loyalty though specialized marketing programs for our theatres and feature films. We have implemented an incentive bonus program for theatre-level management which provides for bonuses based upon reports of quality of service, presentation and cleanliness at individual theatres.

         Centralized Cost Control and Theatre Management Through Proprietary Management Information System. Our proprietary computer system, IQ-Zero, which is installed in all of our theatres, allows us to centralize most theatre-level administrative functions at corporate headquarters, creating significant operating leverage. IQ-Zero allows corporate management to monitor ticket and concessions sales and box office and concession staffing on a daily basis. Our integrated management information system, centered around IQ-Zero, also coordinates payroll, tracks theatre invoices and generates operating reports analyzing film performance and theatre profitability. Accordingly, there is active communication between the theatres and corporate headquarters, which allows senior management to react to vital profit and staffing information on a daily basis and perform the majority of the theatre-level administrative functions, thereby enabling the theatre manager to focus on the day-to-day operations of the theatre.

         Growth Strategy. We believe that the following are the key elements of our growth strategy:

         Build State-of-the-Art Multiplex Theatres. We believe that there are substantial opportunities to build new multiplex theatres in secondary markets that are currently underscreened or served by older theatres. We actively target markets having a population size ranging from 75,000 to 250,000, which can support the development of multiplex theatres. We have designed a prototype multiplex theatre which has been tailored to the demographics of a particular location, resulting in construction and operating cost savings. We intend to open 22 new theatres with an aggregate of 334 screens and an average of 15.2 screens per theatre in 1999. Our new multiplex theatres feature state-of-the-art technology in projection, digital stereo surround sound and stadium seating. We believe that our multiplex theatres promote increased attendance and maximize operating efficiencies through reduced labor costs and improved utilization of theatre capacity. Multiplex theatres enable us to present a variety of films appealing to several segments of the movie-going public while serving customers from common support facilities, such as the box office, concession areas, restrooms and lobby. This strategy increases attendance, utilization of theatre capacity and operating efficiencies (relating to theatre staffing, performance scheduling and space and equipment utilization), and thereby improves revenues and profitability. Staggered scheduling of starting times minimizes staffing requirements for crowd control, box office and concession services while reducing congestion at the concession area.

         Addition of New Screens and Retrofitting of Existing Theatres. To enhance profitability and to maintain competitiveness at existing theatres, we continue to add screens and retrofit our existing theatres, which encompasses the addition of stadium seating to some existing theatres. We believe that through the addition of screens and the renovation and retrofitting of our facilities we can leverage the favorable real estate locations of some of our theatres and thereby improve operating margins at those theatres. In 1998, we retrofitted 114 auditoriums and added 16 auditoriums to existing theatres. As of December 31, 1998, we had 14 new screens under construction at two existing theatres and anticipate that we will add a total of 48 stadium seating auditoriums to some existing theatres and retrofit approximately 83 existing auditoriums with stadium seating and digital stereo surround sound during 1999.

         Drive Revenue Growth and Profitability through Concessions Sales. In 1998, 29.0% of our sales were derived from concessions, which averaged a margin of 85.7%. Our concessions strategy emphasizes quick and efficient service built around a limited menu primarily focused on higher margin items such as popcorn, candy and soft drinks. We actively seek to promote concessions sales through the design and appearance of our concession stands, the training of our employees to cross-sell products, the introduction of promotional programs such as "super-size value deals" and the selective introduction of new products, such as bottled water, coffee and ice cream, at some locations.

         Develop Additional Revenue Streams. We actively engage in efforts to develop revenue streams in addition to admissions and concessions revenues. Some of our theatres include electronic video games located adjacent to or in the lobby, and on-screen advertising is provided on a number of our screens, each of which provides additional revenues. Since 1997, we have opened five family entertainment centers under the name Hollywood Connection(R), including three which were developed under a joint venture with Wal-Mart, and which feature multiplex theatres and other forms of entertainment. We are currently evaluating this concept and are also exploring alternate revenue sources such as advertising and marketing programs on beverage and popcorn containers.

         Selective Acquisition of Theatres. While we believe that a significant portion of our future growth will come through the development of new theatres, we will continue to consider strategic acquisitions of complementary theatres or theatre companies. In addition, we may enter into joint ventures, which could serve as a platform for further expansion. We currently have no letters of intent or other written agreements for any specific acquisitions or joint ventures.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         In connection with the sale of the original notes, Carmike and its wholly-owned subsidiaries entered into an exchange and registration rights agreement with the initial purchasers. Under the exchange and registration rights agreement, Carmike and the subsidiary guarantors agreed to use their reasonable best efforts to effect the exchange offer and to file and cause to become effective with the SEC a registration statement with respect to the exchange of the original notes for exchange notes.

         The form and terms of the exchange notes are the same as the form and terms of the original notes except that the exchange notes have been registered under the Securities Act and will not be subject to some restrictions on transfer applicable to the original notes. In that regard, the original notes provide, among other things, that if a registration statement relating to the exchange offer has not been filed and declared effective within certain specified periods, the interest rate on the original notes will increase by 0.25% per annum each 90-day period that such additional interest rate continues to accrue under any such circumstance, up to an aggregate maximum increase equal to 1% per annum, until the registration statement is filed or declared effective, as the case may be.

         Upon completion of the exchange offer, holders of original notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances. See "Risk Factors -- Consequences of Failure to Exchange Original Notes" and "Description of the Exchange Notes." The exchange offer is not being made to holders of original notes in any jurisdiction in which the exchange offer or the acceptance of the notes would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by The Depository Trust Company (DTC) who desires to deliver such original notes by book-entry transfer at DTC. Carmike will exchange as soon as practicable after the expiration date of the exchange offer the original notes for a like aggregate principal amount of the exchange notes and the subsidiary guarantors will exchange as soon as practicable after the expiration date of the exchange offer the original notes guarantee for the exchange notes guarantee, which have also been registered under the Securities Act.

TERMS OF THE EXCHANGE OFFER

         Carmike hereby offers, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange up to $200.0 million aggregate principal amount of exchange notes for a like aggregate principal amount of original notes properly tendered on or before the expiration date of the exchange offer and not properly withdrawn in accordance with the procedures described below. Carmike will issue, promptly after the expiration date of the exchange offer, an aggregate principal amount of up to $200.0 million of exchange notes in exchange for a like principal amount of outstanding original notes tendered and accepted in connection with the exchange offer. Carmike will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

         Holders may tender their original notes in whole or in part in any integral multiple of $1,000 principal amount. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered. As of the date of this prospectus, $200.0 million aggregate principal amount of the original notes is outstanding. Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original notes which are not tendered for or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances. See "Risk Factors -- Consequences of Failure to Exchange Original Notes" and "Description of the Exchange Notes." If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, appropriate book-entry transfer will be made, without expense, to the tendering holder of the notes promptly after the expiration date of the exchange offer. Holders who tender original notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in connection with the exchange offer.

         NEITHER CARMIKE NOR THE BOARD OF DIRECTORS OF CARMIKE MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER BASED ON SUCH HOLDERS' OWN FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


         The term "expiration date" means 5:00 p.m., New York City time, on July 19, 1999. However, if the exchange offer is extended by Carmike, the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.


         Carmike expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time:

         -        to delay the acceptance of the original notes for exchange,

         - to extend the expiration date of the exchange offer and retain all original notes tendered pursuant to the exchange offer, subject, however, to the right of holders of original notes to withdraw their tendered original notes as described under "-- Withdrawal Rights," and

         - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

         If the exchange offer is amended in a manner determined by Carmike to constitute a material change, Carmike will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes, and Carmike will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act.

         Carmike will promptly notify the exchange agent by making an oral or written public announcement of any delay in acceptance, extension, termination or amendment. This announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which Carmike may choose to make any public announcement and, subject to applicable law, Carmike will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

         Upon the terms and subject to the conditions of the exchange offer, Carmike will exchange, and will issue to the exchange agent, exchange notes for original notes validly tendered and not withdrawn promptly after the expiration date. In all cases, delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

         - original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC, including an Agent's Message (as defined below) if the tendering holder has not delivered a letter of transmittal,

         - the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or (in the case of a book-entry transfer) an Agent's Message instead of the letter of transmittal, and

         -        any other documents required by the letter of transmittal.

The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC. The term "Agent's Message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering DTC participant, which acknowledgment states that such participant has received and agrees to be bound by the letter of transmittal and that Carmike may enforce the letter of transmittal against such participant.

         Subject to the terms and conditions of the exchange offer, Carmike will be deemed to have accepted for exchange, and thereby exchanged, original notes validly tendered and not withdrawn as, if and when Carmike gives oral or written notice to the exchange agent of Carmike's acceptance of such original notes for exchange pursuant to the exchange offer. The exchange agent will act as agent for Carmike for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes to validly tendering holders. Such exchange will be made promptly after the expiration date.

         If for any reason whatsoever, acceptance for exchange or the exchange of any original notes tendered pursuant to the exchange offer is delayed (whether before or after Carmike's acceptance for exchange of original notes) or Carmike extends the exchange offer or is unable to accept for exchange or exchange original notes tendered pursuant to the exchange offer, then, without prejudice to Carmike's rights set forth herein, the exchange agent may, nevertheless, on behalf of Carmike and subject to Rule 14e-1(c) under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

         Pursuant to the letter of transmittal or Agent's Message in lieu thereof, a holder of original notes will warrant and agree in the letter of transmittal that it has full power and authority to tender, exchange, sell, assign and transfer original notes, that Carmike will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances, and the original notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by Carmike or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the original notes tendered pursuant to the exchange offer.

PROCEDURES FOR TENDERING ORIGINAL NOTES

         Valid Tender. Except as set forth below, in order for original notes to be validly tendered pursuant to the exchange offer, a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry tender) an Agent's Message instead of the letter of transmittal, and any other required documents, must be received by the exchange agent at one of its addresses set forth under "-- Exchange Agent." In addition, either:

         - tendered original notes must be received by the exchange agent,

         - such original notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation, including an Agent's Message if the tendering holder has not delivered a letter of transmittal, must be received by the exchange agent, in each case on or before the expiration date, or

         - the guaranteed delivery procedures set forth below must be complied with.

         If less than all of the original notes are tendered, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

         THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Book-Entry Transfer. The exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message instead of the letter of transmittal, and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "-- Exchange Agent" on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

         DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         Signature Guarantees. Certificates for the original notes need not be endorsed and signature guarantees on the letter of transmittal are unnecessary unless (1) a certificate for the original notes is registered in a name other than that of the person surrendering the certificate or (2) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (1) or (2) above, such certificates for original notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein):

         -        a bank;

         - a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

         -        a credit union;

         - a national securities exchange, registered securities association or clearing agency; or

         - a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the letter of transmittal.

         Guaranteed Delivery. If a holder desires to tender original notes pursuant to the exchange offer and the certificates for such original notes are not immediately available or time will not permit all required documents to reach the exchange agent on or before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such original notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

         (1)      such tenders are made by or through an Eligible Institution;

         (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal, is received by the exchange agent, as provided below, on or before the expiration date; and

         (3) the certificates (or a book-entry confirmation) representing all tendered original notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message instead of the letter of transmittal, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form shown in such notice. Notwithstanding any other provision hereof, the delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of original notes, or of a book-entry confirmation with respect to such original notes, and a properly completed and duly executed letter of transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message instead of the letter of transmittal, and any other documents required by the letter of transmittal. Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when original notes, book-entry confirmations with respect to original notes and other required documents are received by the exchange agent. Carmike's acceptance for exchange of original notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and Carmike upon the terms and subject to the conditions of the exchange offer.

         Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered original notes will be determined by Carmike, in its sole discretion. The interpretation by Carmike of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding.

         Carmike reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to Carmike, be unlawful. Carmike also reserves the absolute right, subject to applicable law, to waive any condition or irregularity in any tender of original notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders. No tender of original notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither Carmike, any affiliates or assigns of Carmike, the exchange agent nor any other person will be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

         If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by Carmike, proper evidence satisfactory to Carmike, in its sole discretion, of such person's authority to so act must be submitted. A beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

RESALES OF EXCHANGE NOTES

         Carmike is making the exchange offer for the exchange notes in reliance on the position of the staff of the Division of Corporation Finance of the SEC as defined in certain interpretive letters addressed to third parties in other transactions. However, Carmike did not seek its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the SEC would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the SEC, and subject to the two immediately following sentences, Carmike believes that exchange notes issued pursuant to this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such exchange notes.

         However, any holder of original notes who is an "affiliate" of Carmike or who intends to participate in the exchange offer for the purpose of distributing exchange notes, or any broker-dealer who purchased original notes from Carmike to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the SEC defined in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such original notes in the exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such original notes unless such sale is made pursuant to an exemption from such requirements.

         In addition, as described below, if any broker-dealer holds original notes acquired for its own account as a result of market-making or other trading activities and exchanges such original notes for exchange notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such exchange notes. Each holder of original notes who wishes to exchange original notes for exchange notes in the exchange offer will be required to represent that:

         -        it is not an "affiliate" of Carmike,

         - any exchange notes to be received by it are being acquired in the ordinary course of its business,

         - it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such exchange notes, and

         - if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such exchange notes.

         In addition, Carmike may require such holder, as a condition to such holder's eligibility to participate in the exchange offer, to furnish to Carmike (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the original notes to be exchanged in the exchange offer.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it acquired the original notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the SEC in the interpretive letters referred to above, Carmike believes that participating broker-dealers who acquired original notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the exchange notes received upon exchange of such original notes (other than original notes which represent an unsold allotment from the initial sale of the original notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such exchange notes.

         Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such participating broker-dealer for its own account as a result of market-making or other trading activities. See "Plan of Distribution." Subject to certain provisions contained in the exchange and registration rights agreement, Carmike has agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of such exchange notes for a period not exceeding 180 days after the expiration date. However, a participating broker-dealer who intends to use this prospectus in connection with the resale of exchange notes received in exchange for original notes pursuant to the exchange offer must notify Carmike, or cause Carmike to be notified, on or before the expiration date, that it is a participating broker-dealer. Such notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at one of the addresses set forth herein under "-- Exchange Agent."

         Any participating broker-dealer who is an "affiliate" of Carmike may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In that regard, each participating broker-dealer who surrenders original notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal or delivery of an Agent's Message in lieu thereof, that upon receipt of notice from Carmike of the occurrence of any event or the discovery of

         (1) any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or

         (2) any fact which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading, or

         (3) of the occurrence of certain other events specified in the exchange and registration rights agreement,

such participating broker-dealer will suspend the sale of exchange notes pursuant to this prospectus until Carmike has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such participating broker-dealer, or Carmike has given notice that the sale of the exchange notes may be resumed, as the case may be.

         As set forth above, affiliates of Carmike are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. In connection with the offering of the original notes, Carmike entered into an exchange and registration rights agreement pursuant to which Carmike agreed to file and maintain, subject to certain limitations, a registration statement that would allow Goldman Sachs to engage in market-making transactions with respect to the exchange notes. Carmike has agreed to bear all registration expenses incurred under such agreement, including printing and distribution expenses, reasonable fees of counsel, blue sky fees and expenses, reasonable fees of independent accountants in connection with the preparation of comfort letters, and Commission and the National Association of Securities Dealers, Inc. filing fees and expenses.

WITHDRAWAL RIGHTS

         Except as otherwise provided herein, tenders of original notes may be withdrawn at any time on or before the expiration date. In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the exchange agent at its address set forth under "-- Exchange Agent" on or before the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the original notes to be withdrawn, the aggregate principal amount of original notes to be withdrawn, and, if certificates for such original notes have been tendered, the name of the registered holder of the original notes as set forth on the original notes, if different from that of the person who tendered such original notes.

         If original notes have been delivered or otherwise identified to the exchange agent, then before the physical release of such original notes, the tendering holder must submit the serial numbers shown on the particular original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of original notes tendered for the account of an Eligible Institution. For original notes tendered pursuant to the procedures for book-entry transfer described in "-- Procedures for Tendering Original Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of original notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of original notes may not be rescinded. Original notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or before the expiration date by following any of the procedures described above under "-- Procedures for Tendering Original Notes." All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Carmike, in its sole discretion, whose determination shall be final and binding on all parties. Neither Carmike, any affiliates or assigns of Carmike, the exchange agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any original notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON EXCHANGE NOTES

         Interest on the notes is payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 1999, at the rate of 9 3/8% per annum. The exchange notes will bear interest from and including the last interest payment date on the original notes (or, if none, has yet occurred, the date of issuance of such original notes). Accordingly, holders of original notes that are accepted for exchange will not receive accrued but unpaid interest on such original notes at the time of tender, but such interest will be payable in respect of such exchange notes delivered in exchange for such original notes on the first interest payment date after the expiration date.

ACCOUNTING TREATMENT

         The exchange notes will be recorded at the same carrying value as the original notes for which they are exchanged, which is the aggregate principal amount of the original notes, as reflected in Carmike's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the term of the exchange notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of certain U.S. federal income tax consequences of the exchange offer. This discussion is based on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings and practice. This discussion is generally limited to the tax consequences to holders that hold the exchange notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below.

         For U.S. federal income tax purposes, the exchange of original notes for exchange notes pursuant to the exchange offer should not be treated as a taxable transaction for federal income tax purposes. As a result, there should be no federal income tax consequences to holders exchanging original notes for exchange notes pursuant to the exchange offer. A holder should have the same adjusted basis and holding period in an exchange note as it had in an original note immediately before the exchange.

         The foregoing discussion is based on the provisions of the code, regulations, treasury regulations, rulings and judicial decisions now in effect, all of which are subject to change. Any such changes may be applied retroactively in a manner that could adversely affect holders exchanging notes. Each holder of notes should consult its own tax advisor with respect to the tax consequences to it, including the tax consequences under state, local, foreign and other tax laws, of exchanging original notes for exchange notes pursuant to the exchange offer.

EXCHANGE AGENT

         The Bank of New York has been appointed as exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

                        By Registered or Certified Mail:
                              The Bank of New York
                          101 Barclay Street, (7 East)
                            New York, New York 10286
                             Attention: Odell Romeo
                             Reorganization Section

                     By Hand or Overnight Delivery Service:
                              The Bank of New York
                               101 Barclay Street
                         Corporate Trust Services Window
                                  Ground Level
                            New York, New York 10286
                             Attention: Odell Romeo
                             Reorganization Section

           By Facsimile Transmission (for Eligible Institutions only):
                                 (212) 815-6339

                              Confirm by Telephone:
                                 (212) 815-6337

         Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

         Carmike has agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. Carmike will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of original notes, and in handling or tendering for their customers. Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the transfer. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Carmike will not make any payment to brokers, dealers or other nominees soliciting acceptances of the exchange offer.

                                 USE OF PROCEEDS

         The exchange offer is intended to satisfy some of our obligations under the exchange and registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In exchange for issuing the exchange notes as described in this prospectus, we will receive an equal principal amount of original notes, which will be canceled.

         We used the proceeds from the sale of the original notes, together with funds provided by our term loan, as follows:

                           SOURCES OF FUNDS                                         USES OF FUNDS
          --------------------------------------------------      --------------------------------------------------
                            (IN MILLIONS)                                           (IN MILLIONS)

          9 3/8% Senior Subordinated                              Repay revolving credit
            Notes due 2009....................     $   200.0        facility (1)......................     $   177.0

          Term loan...........................          75.0      Redemption of senior
                                                                    notes (2).........................          79.9

                                                                  Expenses and redemption
                                                                    premiums (3)......................          18.1

                                                   ---------                                               ---------
          Total...............................     $   275.0      Total...............................     $   275.0
                                                   =========                                               =========


------------

(1) Represents the repayment of amounts outstanding under our revolving credit facility at the closing of the sale of the original notes. Actual borrowings under our revolving credit facility as of the closing of the exchange offer will likely be greater than the amount reflected here because of additional borrowings to fund our ongoing construction, expansion and renovation program.

(2) Represents the following indebtedness: $47.7 million principal amount of our 10.53% Senior Notes due 2005; $14.3 million principal amount of our 7.90% Senior Notes due 2002; and $17.9 million principal amount of our 7.52% Senior Notes due 2003.

(3) Includes $9.2 million of prepayment premiums paid in connection with the redemption of our senior notes and $8.9 million of expenses incurred in the sale of the original notes and the issuance of our term loan.

                                 CAPITALIZATION

         The following table sets forth the consolidated historical capitalization of Carmike (1) as of December 31, 1998 and (2) as adjusted as of December 31, 1998 to give effect to the offering of the original notes, borrowings under the term loan, the use of the proceeds of each of the foregoing, and the revolving credit facility as though such transactions had been completed on December 31, 1998. The information contained in this table should be read in conjunction with the historical and unaudited pro forma financial information of Carmike, together with the related notes thereto, included elsewhere herein.

                                                                             AS OF DECEMBER 31, 1998
                                                                            -------------------------
                                                                                               AS
                                                                             ACTUAL         ADJUSTED
                                                                            ---------       ---------
                                                                                  (IN THOUSANDS)

Cash....................................................................    $  17,771       $  17,771
                                                                            =========       =========
  Total debt (including current portion):
     Revolving credit facility..........................................    $ 230,000       $  52,982 (1)
     Term loan..........................................................           --          75,000
     Senior notes.......................................................       79,870              --
     Industrial revenue bond............................................        2,285           2,285
     Capital lease obligations..........................................       39,605          39,605
     9 3/8% Senior Subordinated Notes due 2009..........................           --         200,000
                                                                            ---------       ---------
  Total debt............................................................      351,760         369,872
                                                                            ---------       ---------
Shareholders' equity:
     5.5% Series A Senior Cumulative Convertible
         Exchangeable Preferred Stock, par value $1.00
         per share, four votes per share (subject to
         adjustment), authorized 1,000,000 shares;
         issued 550,000 shares as of November 22, 1998..................          550             550
     Class A Common Stock, par value $.03 per share,
         one vote per share, authorized 22,500,000
         shares; issued 9,942,487 shares................................          298             298
     Class B Common Stock, par value $.03 per share,
         ten votes per share, 5,000,000 shares
         authorized; issued 1,420,700 shares............................           43              43
  Additional paid-in capital............................................      158,543         158,543
  Retained earnings.....................................................       66,875          60,584 (2)
                                                                            ---------       ---------
  Total shareholders' equity............................................      226,309         220,018

                                                                            ---------       ---------
Total capitalization....................................................    $ 578,069       $ 589,890
                                                                            =========       =========

------------

(1) Actual borrowings under our revolving credit facility as of the closing of the exchange offer will likely be greater than the amount reflected here because of additional borrowings to fund our ongoing construction, expansion and renovation program.

(2) Reflects reductions attributable to our extraordinary charge of $10.1 million ($6.3 million after income taxes) recognized in February 1999 for (a) the prepayment premium paid in connection with redemption of our senior notes, and (b) the elimination of deferred debt costs on our senior notes and our revolving credit facility.

                      SELECTED FINANCIAL AND OPERATING DATA

         The selected consolidated Statement of Income and Balance Sheet data set forth below were derived from the consolidated financial statements of Carmike. This information should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and Carmike's Consolidated Financial Statements and related Notes thereto included in documents incorporated herein by reference.

                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------------------
                                                          1994      1995 (1)    1996 (1)     1997 (1)    1998 (2)
                                                       ----------  ----------  ----------   ----------  ----------
                                                         (IN MILLIONS EXCEPT PERCENTAGES, RATIOS AND OPERATING DATA)

STATEMENT OF INCOME DATA:
     Revenues:
         Admissions................................    $    232.1  $    253.7  $    296.6   $    319.2  $    330.5
         Concessions and other.....................          95.5       111.0       130.1        139.4       151.1
                                                       ----------  ----------  ----------   ----------  ----------
              Total revenues.......................         327.6       364.7       426.7        458.6       481.6
     Costs and expenses:
         Film exhibition costs.....................         123.6       135.6       157.0        169.7       177.8
         Concession costs..........................          12.2        15.0        17.3         18.3        19.9
         Other theatre operating costs.............         119.0       143.7       164.1        175.1       187.9
         General and administrative................           5.1         5.5         6.0          6.4         7.1
         Depreciation and amortization.............          22.5        27.2        28.4         33.4        37.5
         Impairment of long-lived assets...........            --          --        45.4           --        38.3
         Restructuring charge......................            --          --          --           --        34.7
                                                       ----------  ----------  ----------   ----------  ----------
                                                            282.4       327.0       418.2        402.9       503.2
                                                       ----------  ----------  ----------   ----------  ----------
              Operating income (loss)..............          45.2        37.7         8.5         55.7       (21.6)
     Interest expense..............................          17.0        16.0        20.3         23.1        27.2
                                                       ----------  ----------  ----------   ----------  ----------
     Income (loss) before income taxes.............          28.2        21.7       (11.8)        32.6       (48.8)
     Income tax expense (benefit)..................          11.2         8.7        (4.5)        12.4       (18.2)
                                                       ----------  ----------  ----------   ----------  ----------
     Net income (loss).............................    $     17.0  $     13.0  $     (7.3)  $     20.2  $    (30.6)
                                                       ==========  ==========  ==========   ==========  ==========

Weighted average common
     shares outstanding:
     Basic.........................................         8,312      11,161      11,174       11,277      11,356
                                                       ==========  ==========  ==========   ==========  ==========
     Diluted.......................................         8,477      11,260      11,174       11,366      11,356
                                                       ==========  ==========  ==========   ==========  ==========

Earnings (loss) per common share:

     Basic.........................................    $     2.04  $     1.17   $  (0.65)   $     1.79  $    (2.73)
                                                       ==========  ==========  ==========   ==========  ==========
     Diluted.......................................    $     2.00  $     1.16   $  (0.65)   $     1.78  $    (2.73)
                                                       ==========  ==========  ==========   ==========  ==========

                                                                      AS OF DECEMBER 31,
                                                       ------------------------------------------------
                                                         1994      1995      1996      1997      1998
                                                       ------------------------------------------------
                                                             (in millions, except operating data)

BALANCE SHEET DATA:
     Cash and cash equivalents.....................    $   17.9  $   11.3  $    5.6  $   16.5  $   17.8
     Property and equipment, net...................       294.0     371.9     388.0     497.1     573.6
     Total assets..................................       377.6     478.0     489.4     620.0     697.5
     Total long-term obligations,
         including current maturities..............       153.3     230.5     268.3     360.7     351.8
     Total shareholders' equity....................       172.0     185.1     178.0     202.9     226.3

OPERATING DATA:
     Theatre locations.............................         445       519       519       520       468
     Screens.......................................       1,942     2,383     2,518     2,720     2,658
     Average screens per location..................         4.4       4.6       4.9       5.2       5.7
     Total attendance (in thousands)...............      59,660    64,496    74,213    75,336    77,763
     Total average screens in operation............       1,852     2,151     2,476     2,644     2,733
     Average ticket price..........................    $   3.89  $   3.93  $   4.00  $   4.24  $   4.25
     Average concession per patron.................    $   1.46  $   1.59  $   1.62  $   1.68  $   1.79


--------------------

(1) Our results reflect the following acquisitions: 1997--19 theatres with 104 screens; 1996--14 theatres with 79 screens; and 1995--83 theatres with 377 screens.

(2) Preferred stock dividends on the Series A Preferred Stock totaled $332,000 for the period of November 22, 1998 through December 31, 1998.

                        DESCRIPTION OF OTHER INDEBTEDNESS

         As of March 31, 1999, Carmike had outstanding indebtedness aggregating $407.7 million, of which $84.3 million was outstanding under its revolving credit facility, $75.0 million was outstanding under its term loan credit agreement, $46.2 million was outstanding under its capitalized lease obligations, $2.2 million was outstanding under its industrial revenue bonds and $200.0 million was outstanding under the notes.


         On January 29, 1999, Carmike amended and restated its revolving credit facility, and on February 25, 1999, Carmike entered into the $75.0 million term loan with a syndicate of financial institutions. Goldman Sachs Credit Partners, L.P. acted as syndication agent with respect to the term loan, and Wachovia Bank, N.A. acted as administrative and collateral agent, with respect to the term loan and acts as agent for the revolving credit facility. First Union National Bank is documentation agent with respect to the term loan and is a participant in the revolving credit facility.


         In connection with the amendment and restatement of the revolving credit facility, Carmike also amended and restated on January 29, 1999 its master lease with Movieplex Realty Leasing, L.L.C. to provide for security interests and guarantees and to amend some covenants contained therein. The obligations under Carmike's revolving credit facility, term loan and master lease and the related documents are secured by:


         - a first priority lien upon all of the personal property of Carmike and Eastwynn Theatres, Inc., including without limitation, a first priority lien on all equipment, inventory, intellectual property, accounts receivable and other intangibles,

         - a pledge of all of the capital stock Carmike owns in Eastwynn Theatres, Inc.


The parties to each agreement have entered into an intercreditor agreement under which Wachovia Bank, N.A. acts as collateral agent.

BANK FINANCINGS


         Carmike entered into a revolving credit facility on October 17, 1997, and amended and restated this facility on January 29, 1999. The revolving credit facility matures November 10, 2002. Carmike is obligated to pay a commitment fee of .5% on the unused portion of the facility. In addition, on February 25, 1999, Carmike entered into the $75.0 million term loan, the proceeds of which were applied to repay revolving credit borrowings. The term loan amortizes beginning June 30, 1999 with the last installment payment due on March 31, 2005. Following application of the proceeds of the term loan, the maximum available borrowings under the revolving credit facility was reduced from $275.0 million to $200.0 million. At March 31, 1999, Carmike had $115.7 million available for borrowings under the revolving credit facility.

         The following is a summary of the material terms and conditions of the revolving credit facility and the term loan and is subject to the detailed provisions of the revolving credit facility and the term loan and the various related documents entered into in connection with the amendment and restatement of the revolving credit facility and the term loan. Capitalized terms used in this section not otherwise defined will have the meanings defined in the revolving credit facility or the term loan.

         Conditions and Covenants. Under the agreements providing for the revolving credit facility and the term loan, Carmike and each of its wholly-owned subsidiaries are subject to certain negative covenants customary for credit agreements, including, without limitation, covenants that restrict, subject to specified exceptions:

         (1) investments, loans and advances;

         (2) the incurrence of additional indebtedness and other obligations;
             and

         (3) mergers, acquisitions, investments and acquisitions and dispositions of assets.

The agreements for the revolving credit facility and the term loan also contain customary affirmative covenants, including compliance with environmental and other laws, maintenance of corporate existence and rights, and the payment of taxes. In addition, the agreements require Carmike to maintain compliance with certain specified financial covenants, including a minimum adjusted fixed charge coverage ratio, a maximum total leverage ratio, a maximum senior leverage ratio and a minimum fixed charge coverage ratio. Some of these financial, negative and affirmative covenants are more restrictive than those contained in the indenture.

         Events of Default. The revolving credit facility and the term loan also include events of default, including, without limitation, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross defaults to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgments under ERISA and change of control. The occurrence of any of such events of default could result in acceleration of Carmike's obligations under the revolving credit facility and/or the term loan and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the notes.



REVOLVING CREDIT FACILITY


Interest accrues on the amounts outstanding under the revolving credit facility at a floating rate per annum initially equal to, at Carmike's option, either:
(1) the Base Rate plus 1.25%, or (2) the Adjusted LIBOR Rate plus 2.25%. The applicable margins over the index used to determine the interest rate are adjustable from time to time following the fiscal quarter ending March 31, 1999 based upon Carmike's Funded Debt to Cash Flow as follows:

         - if Carmike's Funded Debt to Cash Flow Ratio is equal to or greater than 5.5 to 1.0, then the applicable Base Rate margin is 1.75%, the applicable Adjusted LIBOR margin is 2.75% and the commitment fees are 0.5%,

         - if Carmike's Funded Debt to Cash Flow Ratio is equal to or greater than 5.0 to 1.0 but less than 5.5 to 1.0, then the applicable Base Rate margin is 1.5%, the applicable Adjusted LIBOR margin is 2.5% and the commitment fees are 0.5%,

         - if Carmike's Funded Debt to Cash Flow Ratio is equal to or greater than 4.5 to 1.0 but less than 5.0 to 1.0, then the applicable Base Rate margin is 1.25%, the applicable Adjusted LIBOR margin is 2.25% and the commitment fees are 0.5%,

         - if Carmike's Funded Debt to Cash Flow Ratio is equal to or greater than 4.0 to 1.0 but less than 4.5 to 1.0, then the applicable Base Rate margin is 1.0%, the applicable Adjusted LIBOR margin is 2.0% and the commitment fees are 0.375%, or

         - if Carmike's Funded Debt to Cash Flow Ratio is less than 4.0 to 1.0 then the applicable Base Rate margin is .75%, the applicable Adjusted LIBOR margin is 1.75% and the commitment fees are 0.375%.

The aggregate Adjusted LIBOR interest rate on the revolving credit facility was 8.2% through March 31, 1999.

         Carmike is required to make prepayments of the revolving credit facility and of loans under the term loan, on a pro rata basis, with 50% of the net cash proceeds of asset sales, proceeds from the sale of any new equity securities and excess proceeds from insurance/condemnation proceedings. Carmike is also required to make prepayments in an amount equal to 50% of excess cash flow. The maximum available borrowings under the revolving credit facility will be reduced by the amount of any such prepayments, but in no event below $150.0 million. Once the commitments of the revolving credit facility reach $150.0 million, any prepayments will be applied solely to loans under the term loan until it is repaid in full as described below. Once the term loan is repaid in full the prepayments will be applied to the permanent reduction of the revolving credit facility. The revolving credit facility also requires certain mandatory repayments if the lenders of the term loan waive prepayments thereunder. The revolving credit facility and the term loan rank pari passu.


TERM LOAN

         General. The term loan is in the aggregate principal amount of $75.0 million and has a maturity of six years. Quarterly installment payments on the term loan will be made on each of the installment payment dates set forth below in the aggregate principal amount set forth below for such installment payment date:

Installment Payment Date                     Installment Principal Amount
------------------------                     ----------------------------
June 30, 1999 through
December 31, 2002                                    $   187,500

March 31, 2003 and
June 30, 2003                                        $ 2,500,000

September 30, 2003 through
March 31, 2004                                       $ 5,000,000

June 30, 2004 and
September 30, 2004                                   $10,000,000

December 31, 2004                                    $15,000,000

March 31, 2005                                       $17,188,500

         The proceeds of the term loan were used to refinance outstanding borrowings under, and reduce commitments with respect to, the revolving credit facility.



         Interest Rates; Fees. Interest accrues on the term loan at a floating rate per annum initially equal to, at Carmike's option, either: (1) the Base Rate plus 1.75%, or (2) the Adjusted LIBOR Rate plus 2.75%. The applicable margins over the index used to determine the interest rate are adjustable from time to time following the fiscal quarter ending March 31, 1999 based upon Carmike's Funded Debt to Cash Flow Ratio as follows:



         - if Carmike's Funded Debt to Cash Flow Ratio is equal to or greater than 5.0 to 1.0, the applicable Base Rate margin is 2.0% and the applicable Adjusted LIBOR Rate margin is 3.0%,

         - if Carmike's Funded Debt to Cash Flow Ratio is equal to or greater than 4.0 but less than 5.0 to 1.0, the applicable Base Rate margin is 1.75% and the applicable Adjusted LIBOR Rate margin is 2.75%, or

         - if Carmike's Funded Debt to Cash Flow Ratio is less than 4.0 to 1.0, the applicable Base Rate margin is 1.50% and the applicable Adjusted LIBOR Rate margin is 2.50%.



         Guarantees. The obligations of Carmike under the term loan are guaranteed by all of Carmike's current wholly-owned subsidiaries and any future subsidiaries of Carmike.


         Prepayments. As discussed above, Carmike is required to apply pro rata the net proceeds of certain transactions to make prepayments on the revolving credit facility and on the term loan. If the holders of the term loan waive the right to receive any such mandatory prepayments, the prepayment is expected to be applied to the prepayment of the revolving credit facility. Any voluntary or mandatory prepayments made before the twelfth month anniversary of the funding of the term loan are subject to a prepayment premium equal to 1.0% of the principal amount prepaid.

LEASING ARRANGEMENTS

         As of December 31, 1998, Carmike owned 88 of its theatres, had 322 ground and improvement leases and 49 ground leases. Minimum annual rent payments on these leased theatres totaled $53.1 million in 1998 and are expected to increase in 1999. Carmike is a party to the master lease with Movieplex Realty Leasing, L.L.C., which provides up to $75.0 million for financing the development of multiplex theatres, of which approximately $43.8 million was available as of March 31, 1999. Theatres leased pursuant to the master lease have lease terms of 16 years, and Carmike assumes responsibility for all operating expenses of the properties.

                       DESCRIPTION OF THE EXCHANGE NOTES

         You can find the definitions of some terms used in this description under the subheading "Certain Definitions." In this description, the word "Carmike" refers only to Carmike Cinemas, Inc. and not to any of its subsidiaries.

         The exchange notes will be issued, and the original notes were issued, under an Indenture dated as of February 3, 1999 (the "Indenture"), among Carmike, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The exchange notes will evidence the same debt as the original notes, and both series of notes will be entitled to the benefits of the Indenture and will be treated as a single class of debt securities. Upon effectiveness of the registration statement of which this prospectus is a part, the Indenture will be subject to and governed by the Trust Indenture Act of 1939.

         The following description is a summary of the material provisions of the notes, the Indenture and the Exchange and Registration Rights Agreement relating to the notes (the "Registration Rights Agreement"). It does not restate those documents in their entirety. We urge you to read the notes, the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture, including a form of the notes, and the Registration Rights Agreement are available as set forth below under "-- Additional Information."

BRIEF DESCRIPTION OF THE NOTES AND THE SUBSIDIARY GUARANTEES

         The Notes

         The notes:

         -     are general unsecured obligations of Carmike;

         - are subordinated in right of payment to all existing and future Senior Debt of Carmike;

         - are pari passu in right of payment with any future senior subordinated Indebtedness of Carmike; and

         -     are unconditionally guaranteed by the Guarantors.

         The Subsidiary Guarantees

         The notes are guaranteed by all of the Domestic Subsidiaries of Carmike that are Restricted Subsidiaries.

The Subsidiary Guarantees of the notes:

         -     are general unsecured obligations of each Guarantor;

         - are subordinated in right of payment to all existing and future Senior Debt of each Guarantor; and

         - are pari passu in right of payment with any future senior subordinated Indebtedness of each Guarantor.

         As of the date of this prospectus, all of our Subsidiaries are "Restricted Subsidiaries," except for Military Services, Inc. which has been designated as an Unrestricted Subsidiary. Under the circumstances described below under the subheading "Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

         Carmike has issued notes with an aggregate principal amount of $200.0 million, in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 1, 2009. The Indenture provides for the issuance by Carmike of notes with a maximum aggregate principal amount of $350.0 million. Carmike may issue additional notes (the "Additional Notes") from time to time, subject to the covenant described below under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

         Interest on the notes accrues at the rate of 9 3/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, beginning on August 1, 1999. Carmike will make each interest payment to the noteholders of record on the immediately preceding January 15 and July 15.

         Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

         If a holder has given wire transfer instructions to Carmike, Carmike will pay all principal, interest (including Special Interest) and premium, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Carmike elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

         The Trustee will initially act as Paying Agent and Registrar. Carmike may change the Paying Agent or Registrar without prior notice to the Holders, and Carmike or any of its Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Carmike may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Carmike is not required to transfer or exchange any note selected for redemption. Also, Carmike is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

         The registered Holder of a note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

         The Guarantors jointly and severally guarantee Carmike's obligations under the notes. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Matters."

         A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than Carmike or another Guarantor) unless:

         (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

         (2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee.

         The Subsidiary Guarantee of a Guarantor will be released:

         (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Carmike; or

         (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Carmike; or

         (3) if Carmike properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

SUBORDINATION

         The payment of principal, interest (including Special Interest) and premium, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of Carmike, including Senior Debt incurred after the date of the Indenture.

         The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under the subheading "-- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Carmike:

         (1)      in a liquidation or dissolution of Carmike;

         (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Carmike or its property;

         (3)      in an assignment for the benefit of creditors; or

         (4)      in any marshaling of Carmike's assets and liabilities.

         Carmike also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if:

         (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

         (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Carmike or the holders of any Designated Senior Debt.

         Payments on the notes may and shall be resumed:

         (1) in the case of a payment default, upon the date on which such default is cured or waived; and

         (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

         No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

         No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

         If the Trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") when:

         (1)      the payment is prohibited by these subordination provisions;
and

         (2) the Trustee or the Holder has been notified (as a result of the receipt of a Payment Blockage Notice or otherwise) that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt or their proper representative.

         Carmike must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Carmike, Holders of notes may recover less ratably than creditors of Carmike who are holders of Senior Debt. See "Risk Factors -- Subordination."

OPTIONAL REDEMPTION

         At any time before February 1, 2002, Carmike may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price of 109.375% of the principal amount of the notes, plus accrued and unpaid interest (including Special Interest) to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

         (1) at least 65% of the aggregate principal amount of notes issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by Carmike and its Subsidiaries); and

         (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

         Except pursuant to the preceding paragraph, the notes will not be redeemable at Carmike's option before February 1, 2004.

         After February 1, 2004, Carmike may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest (including Special Interest) to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

                                YEAR                        PERCENTAGE
                                ----                        ----------
                  2004.........................              104.688%
                  2005.........................              103.125%
                  2006.........................              101.563%
                  2007 and thereafter..........              100.000%

MANDATORY REDEMPTION

         Carmike is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

         If a Change of Control occurs, each Holder of notes will have the right to require Carmike to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer. In the Change of Control Offer, Carmike will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest (including Special Interest) to the date of purchase. Within ten days following any Change of Control, Carmike will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed pursuant to the procedures required by the Indenture and described in such notice. Carmike will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

         To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Carmike will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

         On the Change of Control Payment Date, Carmike will, to the extent lawful:

         (1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

         (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of the notes so tendered; and

         (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of the notes being purchased by Carmike.

         The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

         Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Carmike will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Carmike will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The provisions described above that require Carmike to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that Carmike repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

         The agreements governing Carmike's outstanding Senior Debt prohibit Carmike from purchasing any notes, and provide that certain change of control events with respect to Carmike would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which Carmike becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Carmike is prohibited from purchasing notes, Carmike could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Carmike does not obtain such a consent or repay such borrowings, Carmike will remain prohibited from purchasing notes. In such case, Carmike's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

         Carmike will not be required to make a Change of Control Offer upon a Change of Control if:

                  (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Carmike and

                  (2) the third party purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Carmike and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Carmike to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Carmike and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

SELECTION AND NOTICE

         If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

         (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

         (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

         No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

         If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount of the notes to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

Fall-Away Event

         Carmike's and its Restricted Subsidiaries' obligations to comply with the provisions of the Indenture described below under the subheadings "-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- No Senior Subordinated Debt," "-- Merger, Consolidation or Sale of Assets" and "-- Transactions with Affiliates" will terminate if and when the notes achieve Investment Grade Status (a "Fall-Away Event"); provided, however, that Carmike's and its Restricted Subsidiaries' obligations to comply with such provisions shall be reinstated as to events occurring after the date of reinstatement if the notes cease to be of Investment Grade Status, subject to the terms, conditions and obligations set forth in the Indenture. As a result, upon the occurrence of a Fall-Away Event, the Holders of notes will be entitled to substantially reduced covenant protection.

Restricted Payments

         Carmike will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution on account of Carmike's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Carmike) or to the direct or indirect holders of Carmike's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Carmike or to Carmike);

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Carmike) any Equity Interests of Carmike or any direct or indirect parent of Carmike;

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity of the notes; or

         (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

         (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

         (2) Carmike would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the subheading "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of the Indenture shall not exceed, at the date of determination, the sum of:

                  (a) an amount equal to 100% of Carmike's Consolidated EBITDA since the date of the Indenture to the end of Carmike's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 2.0 times Carmike's Consolidated Interest Expense since the date of the Indenture to the end of Carmike's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus

                  (b) an amount equal to 100% of the aggregate net proceeds, including the fair market value of property other than cash, received by Carmike from the sale of Equity Interests since the date of the Indenture (other than (i) sales of Disqualified Stock, and (ii) Equity Interests sold to any of Carmike's Subsidiaries), plus

                  (c) without duplication of any amount included in clause 3(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash, received by Carmike as a capital contribution since the date of the Indenture, plus

                  (d) $60.0 million or 10% of Total Tangible Assets of Carmike and its consolidated Subsidiaries, whichever is greater, as determined in accordance with GAAP as of the date of the most recently prepared internal balance sheet of Carmike, plus

                  (e) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Carmike and its Restricted Subsidiaries in the Subsidiary so redesignated.

         So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at said date of declaration such payment would have complied with the provisions of the Indenture;

         (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Carmike or any Guarantor or of any Equity Interests of Carmike in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Carmike) of, Equity Interests of Carmike (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause 3(b) of the preceding paragraph;

         (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Carmike or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Carmike or any Subsidiary of Carmike held by any employee, director or consultant of Carmike (or any of its Subsidiaries) pursuant to any equity subscription agreement or stock option or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.5 million in any twelve-month period;

         (5) repurchases of Equity Interests deemed to occur upon exercise of Equity Interests if such Equity Interests represent a portion of the exercise price of such warrants, options or rights;

         (6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Carmike or any of its Restricted Subsidiaries or any class or series of Preferred Stock of Restricted Subsidiaries of Carmike, in each case, issued in accordance with the covenant described below under the subheading "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

         (7) the declaration and payment of dividends to holders of the Existing Preferred Stock.

         The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Carmike or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors in good faith whose resolution with respect thereto shall be delivered to the Trustee.

         To the extent the issuance of Capital Stock and the receipt of capital contributions are applied to permit the issuance of Indebtedness pursuant to clause (12) of the definition of Permitted Debt, the issuance of such Capital Stock and the receipt of such capital contributions shall not be applied to Restricted Payments under this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

         Carmike will not, and will not permit any of its Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and Carmike will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Carmike may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, and Carmike's Restricted Subsidiaries may incur Indebtedness or issue shares of Preferred

Stock, if Carmike's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock, after giving pro forma effect to such incurrence or issuance as set forth in the definition of "Leverage Ratio," would have been no greater than 7.0 to 1.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness, issuances of Preferred Stock, or acquisitions of Indebtedness, Disqualified Stock or Preferred Stock (collectively, "Permitted Debt"):

         (1) the incurrence by Carmike and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit pursuant to Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Carmike and its Restricted Subsidiaries thereunder) in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $275.0 million;

         (2) the incurrence by Carmike and its Restricted Subsidiaries of the Existing Indebtedness;

         (3) the incurrence by Carmike and the Guarantors of Indebtedness represented by the notes issued on the date of the Indenture and the exchange notes to be issued pursuant to the Registration Rights Agreement (including, in each case, the Subsidiary Guarantees);

         (4) the incurrence by Carmike or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4),
(12) or (13) of this paragraph;

         (5) the incurrence by Carmike or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Carmike and any of its Restricted Subsidiaries; provided, however, that:

                  (a) if Carmike or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Carmike, or the Subsidiary Guarantee, in the case of a Guarantor; and

                  (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Carmike or a Restricted Subsidiary of Carmike and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Carmike or a Restricted Subsidiary of Carmike; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Carmike or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

         (6) the issuance by Carmike or any of its Restricted Subsidiaries of Preferred Stock that is held solely by Carmike and/or any of its Restricted Subsidiaries; provided, however, that:

                  (a) if Carmike or any Guarantor is the issuer of such Preferred Stock, such Preferred Stock (a) must not be mandatorily redeemable or redeemable at the option of the issuer or the holder of the Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; (b) if such Preferred Stock is exchangeable into Indebtedness, such Indebtedness shall not be Permitted Debt unless it meets the criteria of one or more of the categories of Permitted Debt described in clauses (1) through (13); and

                  (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Carmike or a Restricted Subsidiary of Carmike and (ii) any sale or other transfer of any such Preferred Stock to a Person that is not either Carmike or a Restricted Subsidiary of Carmike; shall be deemed, in each case, to constitute an issuance of such Preferred Stock by Carmike or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

         (7) the incurrence by Carmike or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding or currency exchange risk other than solely for speculative purposes;

         (8) the guarantee by Carmike or any of the Guarantors of Indebtedness of Carmike or a Restricted Subsidiary of Carmike that was permitted to be incurred by another provision of this covenant;

         (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

         (10) Indebtedness in respect of performance bonds, reimbursement obligations with respect to letters of credit, bankers' acceptances, completion guarantees and surety or appeal bonds provided by Carmike or any of its Restricted Subsidiaries in the ordinary course of their business or Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

         (11) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Carmike or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of Carmike (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiaries of Carmike for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds, including non-cash proceeds, actually received by Carmike or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that such Indebtedness is not reflected on the balance sheet of Carmike or any

Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause
(11));

         (12) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Carmike or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred
Stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either
(i) Carmike would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Leverage Ratio set forth in the first paragraph of this covenant or (ii) Carmike's Leverage Ratio immediately after giving effect to such acquisition or merger would be lower than Carmike's Leverage Ratio immediately prior to such acquisition or merger; and

         (13) additional Indebtedness of Carmike or any of its Restricted Subsidiaries in an aggregate principal amount which, when aggregated with the aggregate principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (13), does not at any one time outstanding exceed the sum of (x) $100.0 million and (y) 100% of the net cash proceeds received by Carmike from the sale of its Equity Interests (other than Disqualified Stock) after the date of the Indenture to the extent such net cash proceeds have not been applied to make Restricted Payments or to effect other transactions pursuant to the covenant described above under the subheading "-- Restricted Payments."

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Carmike will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of the Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

         Notwithstanding the foregoing, Carmike will not incur or suffer to exist, or permit any of its Restricted Subsidiaries or its Unrestricted Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary. Specifically, without limiting the generality of the foregoing, if an Unrestricted Subsidiary incurs Indebtedness that is not Non-Recourse Debt or any Indebtedness of an Unrestricted Subsidiary ceases to be Non-Recourse Debt, such Unrestricted Subsidiary shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Carmike as of such date.

         Notwithstanding any other provision of this covenant, Carmike will not issue any Indebtedness in exchange for the Existing Preferred Stock unless the Weighted Average Life to

Maturity of such Indebtedness is at least one year longer than the remaining Weighted Average Life to Maturity of the notes.

         No Senior Subordinated Debt

         Carmike will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Carmike and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

         Merger, Consolidation or Sale of Assets

         Carmike may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Carmike is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Carmike and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

         (1) either: (a) Carmike is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Carmike) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state or the District of Columbia;

         (2) the Person formed by or surviving any such consolidation or merger (if other than Carmike) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Carmike under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

         (3) immediately after such transaction no Default or Event of Default exists; and

         (4) Carmike or the Person formed by or surviving any such consolidation or merger (if other than Carmike), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will either:

                  (a) on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" or

                  (b) have a Leverage Ratio less than the Leverage Ratio of Carmike immediately prior to such transaction.

         Notwithstanding the foregoing clauses (2) and (4), (A) any Restricted Subsidiary of Carmike may consolidate with, merge into or transfer all or part of its properties and assets to Carmike or to another Restricted Subsidiary and
(B) Carmike may merge with an Affiliate of Carmike organized solely for the purpose of reorganizing Carmike in another jurisdiction in the United States to realize tax or other benefits.

         In addition, Carmike may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Carmike and any of its Wholly Owned Restricted Subsidiaries.

         Transactions with Affiliates

         Carmike will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate in any single transaction or series of related transactions involving aggregate payments or consideration in excess of $5.0 million (each, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to Carmike or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Carmike or such Restricted Subsidiary with an unrelated Person; and

         (2) Carmike delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder;

         (2) any obligations of Carmike under any employment agreement, noncompetition or confidentiality agreement with any officer of Carmike, as in effect on the date of the Indenture (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant);

         (3) Restricted Payments that are permitted by the provisions of the Indenture described above under the subheading "-- Restricted Payments;"

         (4) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

         (5) loans or advances to employees in the ordinary course of business of Carmike or any of its Restricted Subsidiaries consistent with the past practices;

         (6) payments by Carmike or any of its Restricted Subsidiaries to PIA or its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking or similar services, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith;

         (7) transactions in which Carmike or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Carmike or such Restricted Subsidiary from a financial point of view or that it is on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arms-length basis from a person that is not an Affiliate;

         (8) the existence of, or the performance by Carmike or any of its Restricted Subsidiaries of its obligations under the terms of, the Stock Purchase Agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indenture and any similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by Carmike or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (8) to the extent that the terms, taken as a whole, of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

         (9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Carmike or its Restricted Subsidiaries, in the reasonable determination of their Board of Directors or management, or are on terms, taken as a whole, at least as favorable as might reasonably have been obtained at such time from a person that is not an Affiliate;

         (10) any agreement as in effect since the date of the Indenture or any amendment thereto (so long as any such amendment, taken as a whole, is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby; and

         (11) any purchase of Capital Stock (other than Disqualified Stock) of Carmike by our Affiliates.

Additional Subsidiary Guarantees

         If Carmike or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created; provided, however, this covenant shall not apply to any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the covenant described under the subheading "-- Designation of Restricted and Unrestricted Subsidiaries" for so long as it continues to constitute an Unrestricted Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Carmike and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or reduce the amount available for future Permitted Investments, as Carmike shall determine. That designation will only be permitted if such Restricted Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (1) Carmike could incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Leverage Ratio set forth in the first paragraph of the covenant described above under the subheading "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and
(2) no Default or Event of Default shall have occurred or be continuing.

         Any designation pursuant to this covenant by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

Payments for Consent

         Carmike will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

         Whether or not required by the SEC, so long as any notes are outstanding, Carmike will furnish to the Holders of notes, within the time periods specified in the SEC's rules and regulations:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Carmike were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Carmike's certified independent accountants; and

         (2) all current reports that would be required to be filed with the SEC on Form 8-K if Carmike were required to file such reports.

         If Carmike has designated any of its Subsidiaries as Unrestricted Subsidiaries and if any of its Unrestricted Subsidiaries would constitute a Significant Subsidiary or any group of Unrestricted Subsidiaries, taken as a whole, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Carmike and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Carmike.

         In addition, following the completion of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, Carmike will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

         In addition, Carmike and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest (including Special Interest) on the notes whether or not prohibited by the subordination provisions of the Indenture;

         (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the Indenture;

         (3) failure by Carmike or any of its Restricted Subsidiaries to comply with the provisions described under the captions "Repurchase at the Option of Holders -- Change of Control," "Certain Covenants -- Restricted Payments," "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or "Certain Covenants -- Merger, Consolidation or Sale of Assets;"

         (4) failure by Carmike or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Carmike or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Carmike or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

                  (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

         (6) failure by Carmike or any of its Significant Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days; and

         (7) except as permitted by the Indenture, the Subsidiary Guarantee of any Significant Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such Guarantor, or any Person acting on behalf of any Guarantor that is a Significant Restricted Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

         (8) certain events of bankruptcy or insolvency with respect to Carmike or any of its Significant Restricted Subsidiaries.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Carmike or any Significant Restricted Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

         Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest, including Special Interest) if it determines that withholding notice is in their interest.

         The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest (including Special Interest) on, or the principal of, the notes.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Carmike with the intention of avoiding payment of the premium that Carmike would have had to pay if Carmike then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 1, 2004, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Carmike with the intention of avoiding the prohibition on redemption of the notes prior to February 1, 2004, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         Carmike is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Carmike is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No past, present or future director, officer, employee, incorporator or stockholder of Carmike or any Guarantor, as such, shall have any liability for any obligations of Carmike or the Guarantors under the notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         Carmike may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

         (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest (including Special Interest) on, or premium, if any, on such notes when such payments are due from the trust referred to below;

         (2) Carmike's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the Trustee, and Carmike's obligations in connection therewith; and

         (4)      the Legal Defeasance provisions of the Indenture.

         In addition, Carmike may, at its option and at any time, elect to have the obligations of Carmike and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) Carmike must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities or a combination of cash and Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest (including Special Interest) and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Carmike must specify whether the notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, Carmike shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) Carmike has received from, or there has been published by, the IRS a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, Carmike shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Carmike or any of its Subsidiaries is a party or by which Carmike or any of its Subsidiaries is bound;

         (6) Carmike must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of Carmike or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of Carmike under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (7) Carmike must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Carmike with the intent of preferring the Holders of notes over the other creditors of Carmike with the intent of defeating, hindering, delaying or defrauding creditors of Carmike or others;

         (8) Carmike must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

         (9) Carmike must deliver to the Trustee the written consent of the holders of each series of Senior Debt or their designated representative.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

         (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenant described above under the caption "-- Repurchase at the Option of Holders");

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest (including Special Interest) or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest (including Special Interest) or premium, if any, on the notes;

         (7) waive a redemption payment with respect to any note (other than a payment required by the covenant described above under the caption "-- Repurchase at the Option of Holders");

         (8) make any change in the preceding amendment and waiver provisions; or

         (9) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture.

         In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

         Notwithstanding the preceding, without the consent of any Holder of notes, Carmike, the Guarantors and the Trustee may amend or supplement the Indenture or the notes:

         (1)      to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of Carmike's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Carmike's assets;



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


         (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

         (5) to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture; or

         (6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         If the Trustee becomes a creditor of Carmike or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attention: General Counsel.

BOOK-ENTRY, DELIVERY AND FORM

         The certificates representing the exchange notes will be issued in fully registered form and will be deposited with the Trustee as custodian for the Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.


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


         Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

         DTC has advised Carmike that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the



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


"Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised Carmike that, pursuant to procedures established by it, (1) upon deposit of the global exchange notes, DTC will credit the accounts of Participants designated by the initial purchasers of the notes with portions of the principal amount of the global exchange notes and (2) ownership of such interests in the global exchange notes will be shown on, and the transfer of ownership of the global exchange notes will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global exchange notes).

         Investors in the global notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Investors in the Regulation S global notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S global notes through organizations other than Euroclear and Cedel that are participants in DTC. Euroclear and Cedel will hold interests in the Regulation S global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. All interests in a global note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

         The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

         EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" OF THE EXCHANGE NOTES UNDER THE INDENTURE FOR ANY PURPOSE.

         Payments in respect of the principal of, premium, if any, and interest (including Special Interest) on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Carmike and the Trustee will treat the persons in whose names the exchange notes, including the global



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


exchange notes, are registered as the owners of the exchange notes for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Carmike, the Trustee nor any agent of Carmike or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global exchange notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global exchange notes or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

         DTC has advised Carmike that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security such as the global exchange note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or Carmike. Neither Carmike nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and Carmike and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the exchange note for all purposes.

         Except for trades involving only Euroclear and Cedel participants, interests in the global exchange notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

         Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global exchange note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

         DTC has advised Carmike that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global exchange notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global exchange notes for legended notes in certificated form, and to distribute such notes to its Participants.

         The information in this section concerning DTC, Euroclear and Cedel and their book-entry systems has been obtained from sources that Carmike believes to be reliable, but Carmike takes no responsibility for the accuracy thereof.

         Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Carmike nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

         A global note is exchangeable for definitive exchange notes in registered certificated form if (1) DTC (A) notifies Carmike that it is unwilling or unable to continue as depositary for the global notes and Carmike thereupon fails to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Exchange Act, (2) Carmike, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes or (3) there shall have occurred and be continuing a Default or Event of Default with respect to the exchange notes. In addition, beneficial interests in a global note may be exchanged for certificated exchange notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated exchange notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

         Certificated notes may only be exchanged for beneficial interests in global notes if the transferor first delivers to the Trustee a written certificate in the form provided in the Indenture to the effect that the transfer will comply with the appropriate transfer restrictions described in the Indenture.

SAME DAY SETTLEMENT AND PAYMENT

         The Indenture requires that payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest (including Special Interest)) be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to notes in certificated form, Carmike will make all payments of principal, premium, if any, and interest (including Special Interest), by wire transfer of immediately available funds to the accounts specified by the Holders of the notes or, if no such account is specified, by mailing a check to each such Holder's registered address. Carmike expects that secondary trading in any certificated notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised Carmike that cash received in Euroclear or Cedel as a result of sales of interests in a global note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of



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


DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

REGISTRATION RIGHTS; SPECIAL INTEREST

         In connection with the issuance of the original notes, Carmike entered into the exchange and registration rights agreement with the initial purchasers (the "Registration Rights Agreement"). The following description is a summary of the material provisions of the Registration Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit hereto.

         Pursuant to the Registration Rights Agreement, Carmike has agreed to file with the SEC the registration statement of which this prospectus is a part with respect to the exchange notes. Upon the effectiveness of the registration statement, Carmike will offer to the Holders of Transfer Restricted Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

         If:

         (1)      Carmike is not

                  (a) required to file the Exchange Offer Registration Statement; or

                  (b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

         (2) any Holder of Transfer Restricted Securities notifies Carmike prior to the 20th day following completion of the exchange offer that:

                  (a) it is prohibited by law or SEC policy from participating in the exchange offer; or

                  (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

                  (c) that it is a broker-dealer and owns notes acquired directly from Carmike or an affiliate of Carmike,

Carmike will file with the SEC a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

         Carmike will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

         For purposes of the preceding, "Transfer Restricted Securities" means each note until:

         (1) the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

         (2) following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

         (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

         (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

         The Registration Rights Agreement  provides:

         (1) Carmike will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the Closing Date;

         (2) Carmike will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the Closing Date;

         (3) unless the exchange offer would not be permitted by applicable law or SEC policy, Carmike will

                  (a)      commence the exchange offer; and

                  (b) use its reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in the exchange offer; and

         (4) if obligated to file the Shelf Registration Statement, Carmike will use its reasonable best efforts to file the Shelf Registration Statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after such obligation arises.

         If:

         (1) Carmike fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing; or

         (2) any of such Registration Statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

         (3) Carmike fails to consummate the exchange offer within 45 business days after the initial effective date of the Exchange Registration Statement; or

         (4) any of the registration statements required by the Registration Rights Agreement is declared effective but thereafter shall either be withdrawn by Carmike or become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above a "Registration Default" and, each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then, as liquidated damages for such Registration Default, Special Interest, in addition to the Base Interest (as defined in the Registration Rights Agreement), shall accrue at a per annum rate of 0.25% for the first 90 days of the Registration Default Period, at a per annum rate of 0.50% for the second 90 days of the Registration Default Period, at a per annum rate of 0.75% for the third 90 days of the Registration Default Period and at a per annum rate of 1.0% thereafter for the remaining portion of the Registration Default Period.

         All accrued Special Interest will be paid by Carmike on each Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

         Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

         Holders of notes will be required to make certain representations to Carmike (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

         "Asset Acquisition" means:

         (1) any transaction pursuant to which any Person shall become a Restricted Subsidiary of Carmike or shall be consolidated or merged with Carmike or any Restricted Subsidiary of Carmike; or

         (2) the acquisition by Carmike or any Restricted Subsidiary of Carmike of assets of any Person comprising a division, line of business or theatre site of such Person.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

         "Capital Lease Obligation" means, at the time any determination of Capital Lease Obligation is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

         (1)      in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Change of Control" means the occurrence of any of the following:

         (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Carmike and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Principal, a Related Party of the Principal, PIA, any of PIA's officers or directors or any Affiliate of PIA or any of PIA's officers or directors (collectively, the "Permitted Holders"); or

         (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Permitted Holders or any direct or indirect Subsidiary of any Permitted Holder or any Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Carmike, measured by voting power rather than number of shares.

         "Consolidated EBITDA" means, for any period, the net income of Carmike and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

         (1)      Consolidated Interest Expense;

         (2)      income taxes;

         (3)      depreciation expense;

         (4)      amortization expense;

         (5) all other non-cash items, extraordinary items, nonrecurring and unusual items and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income, all as determined on a consolidated basis for Carmike and its Restricted Subsidiaries in conformity with GAAP;

         (6) upfront expenses resulting from equity offerings, investments, mergers, recapitalizations, option buyouts, Dispositions, Asset Acquisitions and similar transactions to the extent such expenses reduce net income;

         (7)      restructuring charges reducing net income; and

         (8)      gains or losses on Dispositions;

provided that, Consolidated EBITDA shall not include:

         (x) the net income (or net loss) of any Person that is not a Restricted Subsidiary, except (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Carmike or any of its Restricted Subsidiaries by such Person during such period and (II) with respect to net losses, to the extent of the amount of investments made by Carmike or any Restricted Subsidiary in such Person during such period;

         (y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the subheading "Certain Covenants -- Restricted Payments" (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Carmike or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Carmike or any of its Restricted Subsidiaries; and

         (z) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock outstanding on the date of the Indenture or incurred or issued thereafter in compliance with the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that the terms of any such agreement restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment (beyond any applicable period of grace) contained in such agreement or instrument and provided such terms are determined by Carmike to be customary in comparable financings and such restrictions are determined by Carmike not to materially affect Carmike's ability to make principal or interest payments on the notes when due).

         "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

         (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus

         (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

         (3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

         (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

         (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

         (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.

         "Construction Indebtedness Amount" shall mean, as of any date, an amount equal to the lesser of:

         (1)      $100.0 million; and

         (2) the total Indebtedness of any Person and its Restricted Subsidiaries outstanding on the last day of the most recently ended period of Carmike for which internal financial statements are available incurred in connection with the construction or enhancement of motion picture theatres or screens that, on such date, are not yet open for business.

         "Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Debt Rating" shall mean the rating assigned to the notes by Moody's or S&P, as the case may be.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Designated Senior Debt" means:

         (1)      any Indebtedness outstanding under Credit Facilities; and

         (2) after payment in full of all Obligations under Credit Facilities, any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by Carmike as "Designated Senior Debt."

         "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, or transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets or Capital Stock.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Carmike to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Carmike may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants -- Restricted Payments."

         "Domestic Subsidiary" means, with respect to Carmike, any Subsidiary of Carmike that:

         (1) was formed under the laws of the United States of America, any state thereof or the District of Columbia; or

         (2) guarantees or otherwise becomes obligated with respect to any Indebtedness of Carmike.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means any underwritten offering of Qualified Capital Stock of Carmike.

         "Existing Indebtedness" means up to $41.9 million in aggregate principal amount of Indebtedness of Carmike and its Restricted Subsidiaries (other than Indebtedness under any Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

         "Existing Preferred Stock" means the convertible preferred stock of Carmike issued to GS Capital Partners III, L.P. and its affiliates pursuant to a Stock Purchase Agreement, dated November 22, 1998.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Guarantors" means each of:

         (1)      Carmike's current Domestic Restricted Subsidiaries; and

         (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

         "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

         (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

         (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

         (1)      borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3)      banker's acceptances;

         (4)      representing Capital Lease Obligations;

         (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

         (6)      representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date shall be:

         (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

         (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         For purposes of calculating the amount of any Indebtedness hereunder,
(a) there shall be no double-counting of direct obligations, Guarantees and reimbursement obligations for letters of credit; (b) the principal amount of any Indebtedness of any Person arising by reason of such Person having granted or assumed a Lien on its property to secure Indebtedness of others shall be the lower of the fair market value of such property and the principal amount of such Indebtedness outstanding (or committed to be advanced) at the time of determination; (c) the principal amount of any Indebtedness of any Person arising by reason of such Person having Guaranteed Indebtedness of others where the amount of such Guarantee is limited to an amount less than the principal amount of the Indebtedness Guaranteed, shall be such amount as so limited; (d) the payment obligation for non-interest rate Hedging Obligations shall be equal to (i) zero, to the extent the notional amount of the Hedging Obligation is not greater than the reasonably anticipated requirements of Carmike and its Subsidiaries for the asset that is the subject of the Hedging Obligation, as such needs are projected by management of Carmike at the time the Hedging Obligation is entered into or (ii) the notional amount of such Hedging Obligation, to the extent such notional amount exceeds such reasonably anticipated requirements.

         "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in the motion picture exhibition and distribution business of nationally recognized standing that is, in the judgment of the Board of Directors, qualified to perform the task for which it has been engaged.

         "Investment Grade Status" exists as of a date and thereafter if at such date either (i) the Debt Rating of Moody's is at least Baa3 (or the equivalent) or higher or (ii) the Debt Rating of S&P is at least BBB- (or the equivalent) or higher.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

         "Leverage Ratio" means, as of any date, the ratio of:

         (1) Consolidated Indebtedness (excluding any Construction Indebtedness Amount and net of any cash and cash equivalents) of Carmike on such date to

         (2) the aggregate amount of Consolidated EBITDA of Carmike for the most recently ended four full fiscal quarter period of Carmike for which internal financial statements are available (the "Reference Period").

         In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to

         (1) the issuance of the Existing Preferred Stock and the offering of the notes;

         (2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other Preferred Stock (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness or Preferred Stock, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period;

         (3) any Dispositions, Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness or Preferred Stock) or Theatre Completions at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition, Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or

Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition) or Theatre Completion had occurred on the first day of the Reference Period;

         (4) the effects of incremental contributions to Consolidated EBITDA that Carmike reasonably believes in good faith could have been achieved during the Reference Period as a result of such Asset Acquisition or Theatre Completion (regardless whether such incremental contributions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC); provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Leverage Ratio; and

         (5) any motion picture theatre that was permanently closed for business at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination as if such theatre was closed on the first day of the Reference Period.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset securing Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

         "Non-Recourse Debt" means Indebtedness:

         (1) as to which neither Carmike nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

         (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Carmike or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

         (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Carmike or any of its Restricted Subsidiaries.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stock Purchase Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than the Principal and the Principal's Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Carmike that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principal and the Principal's Related Parties in the aggregate.

         "Permitted Investments" means any one or more Investments in any one or more Unrestricted Subsidiaries of Carmike made since the date of the Indenture having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this definition not to exceed $10.0 million at any time outstanding.

         "Permitted Junior Securities" means:

         (1)      Equity Interests in Carmike or any Guarantor; or

         (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

         "Permitted Refinancing Indebtedness" means any Indebtedness of Carmike or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Carmike or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4) such Indebtedness is incurred either by Carmike or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "PIA" means Goldman, Sachs & Co. and its Affiliates.

         "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "Principal" means Michael W. Patrick.

         "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

         "Related Party" means:

         (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of the Principal; or

         (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

         "Restricted Investments" means any Investment in an Unrestricted Subsidiary other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

         "Senior Debt" means:

         (1) all Indebtedness of Carmike or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

         (2) any other Indebtedness of Carmike or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

         (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

         (1) any liability for federal, state, local or other taxes owed or owing by Carmike;

         (2) any Indebtedness of Carmike to any of its Subsidiaries or other Affiliates;

         (3)      any trade payables; or

         (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

         "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

         "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of November 22, 1998, by and between Carmike and GS Capital Partners III, L.P. and certain related parties, as in effect on the date of the Indenture.

         "Subsidiary" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

         "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

         "Theatre Completion" means any motion picture theatre or screen or enhancement which was first opened for business during any applicable period.

         "Total Tangible Assets" means the total consolidated assets of Carmike and its Restricted Subsidiaries, less total consolidated intangible assets of Carmike and its Restricted Subsidiaries, in each case, as shown on the most recent balance sheet of Carmike.

         "Unrestricted Subsidiary" means Military Services, Inc. and each Subsidiary of Carmike created after the date of the Indenture and so designated by a resolution adopted by the Board of Directors; provided, however, that, in each case:

         (1)      such Subsidiary had no Indebtedness other than Non-Recourse
Debt; and

         (2) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary).

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2)      the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period not to exceed 180 days after the exchange offer has been completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer that reasonably requests such documents for use in connection with any such resale.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the exchange offer has been completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers, and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         By acceptance of this exchange offer, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from Carmike of the happening of any event which makes any statement in the prospectus untrue in any material respect or requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemental prospectus to such broker-dealer.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

SCOPE OF DISCUSSION

         This general discussion of certain United States federal income and estate tax consequences applies to you if you acquire the notes at original issue for cash and hold the notes as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

         - a broker-dealer, a dealer in securities or a financial institution;

         -        an S corporation;

         -        an insurance company;

         -        a tax-exempt organization;

         - subject to the alternative minimum tax provisions of the Internal Revenue Code;

         - holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction; or

         - a nonresident alien or foreign corporation subject to net-basis United States federal income tax on income or gain derived from a note because such income or gain is effectively connected with the conduct of a United States trade or business.

         This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current United States federal tax laws. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the IRS or any court may disagree with this discussion.

         THIS SUMMARY MAY NOT COVER YOUR PARTICULAR CIRCUMSTANCES BECAUSE IT DOES NOT CONSIDER FOREIGN, STATE OR LOCAL TAX RULES, DISREGARDS CERTAIN FEDERAL TAX RULES, AND DOES NOT DESCRIBE FUTURE CHANGES IN FEDERAL TAX RULES. PLEASE CONSULT YOUR TAX ADVISOR RATHER THAN RELYING ON THIS GENERAL DESCRIPTION.

UNITED STATES HOLDERS

         If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

         Definition of United States Holder. You are a "United States Holder" if you hold the notes and you are:

         - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under
                  Section 7701(b) of the Internal Revenue Code;

         - a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

         - an estate, the income of which is subject to United States federal income tax regardless of its source; or

         - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

         Taxation of Stated Interest. You must generally pay federal income tax on the interest on the notes:


         - when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

         - when you receive it, if you use the cash method of accounting for United States federal income tax purposes.


         Sale or Other Taxable Disposition of the Notes. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your initial tax basis in a note equals the price you paid for the note.

         Your gain or loss will generally be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

         Backup Withholding. You may be subject to a 31% backup withholding tax when you receive interest payments on the note or proceeds upon the sale or other disposition of a note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

         - the IRS notifies us or our agent that the TIN you provided is incorrect;

         - you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

         - you fail to certify under penalties of perjury that you are not subject to backup withholding.

If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

NON-UNITED STATES HOLDERS

         Definition of Non-United States Holder. A "Non-United States Holder" is any person other than a United States Holder. Please note that if you are subject to United States federal income tax on a net basis on income or gain with respect to a note because such income or gain is effectively connected with the conduct of a United States trade or business, this disclosure does not cover the United States federal tax rules that apply to you.

         Interest.

         Portfolio Interest Exemption. You will generally not have to pay United States federal income tax on interest paid on the notes because of the "portfolio interest exemption" if either:

         - you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury; or

         - a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf, certifies to us or our agent under penalties of perjury that it has received IRS Form W-8 (or a suitable substitute) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

         You will not, however, qualify for the portfolio interest exemption described above if:

         - you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;


         - you are a controlled foreign corporation with respect to which we are "related person" within the meaning of Section 864(d)(4) of the Internal Revenue Code; or

         -        you are a bank receiving interest described in Section 881(c)
                  (3)(A) of the Internal Revenue Code.

         Withholding Tax if the Interest Is Not Portfolio Interest. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on interest payments made on the notes. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form 1001. Successor forms will require additional information, as discussed below under the heading "Non-United States Holders -- New Withholding Regulations."

         Reporting. We may report annually to the IRS and to you the amount of interest paid to, and the tax withheld, if any, with respect to you.

         Sale or Other Disposition of the Notes. You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a note. You may, however, be subject to tax on such gain if:

         - you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case you may have to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain, and you may also be subject to withholding tax; or

         - you are an individual who is a former citizen or resident of the United States, your loss of citizenship or residency occurred within the last ten years (and, if you are a former resident, on or after February 6, 1995), and it had as one of its principal purposes the avoidance of United States tax, in which case you may be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens and resident aliens, and you may be subject to withholding under certain circumstances.

         United States Federal Estate Taxes. If you qualify for the portfolio interest exemption under the rules described above when you die, the notes will not be included in your estate for United States federal estate tax purposes.

         Backup Withholding and Information Reporting.

         Payments From United States Office. If you receive payments of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that you will be subject to both backup withholding at a rate of 31% and information reporting.

         With respect to interest payments made on the note, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8 or substitute form, that you are not a United States person in the manner described above under the heading "Non-United States Holders -- Interest."

         Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a note, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8 or a substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a note, as described above under the heading "Non-United States--Sale or Other Disposition of Notes," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

         Payments From Foreign Office. If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will, however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that the payee is a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

         Refunds. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.


         New Withholding Regulations. New regulations relating to withholding tax on income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 2000, subject to certain transition rules. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. For example, the new regulations will require new forms, which you will generally have to provide earlier than you would have had to provide replacements for expiring existing forms.


         The New Withholding Regulations clarify withholding agents' reliance standards. They also require additional certifications for claiming treaty benefits. The New Withholding Regulations also provide somewhat different procedures for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions on behalf of non-United States beneficial owners for which or for whom they receive payments. The Net Withholding Regulations also amend the foreign broker office definition as it applies to partnerships.

         THE NEW WITHHOLDING REGULATIONS ARE COMPLEX AND THIS SUMMARY DOES NOT COMPLETELY DESCRIBE THEM. PLEASE CONSULT YOUR TAX ADVISOR TO DETERMINE HOW THE NEW WITHHOLDING REGULATIONS WILL AFFECT YOUR PARTICULAR CIRCUMSTANCES.

                                 LEGAL MATTERS

         The validity of the notes offered hereby will be passed upon for Carmike by Troutman Sanders LLP, Atlanta, Georgia, and as to matters governed by New York law only, by Latham & Watkins, New York, New York. Carl E. Sanders, a partner of Troutman Sanders LLP, is a director of Carmike and at March 31, 1999, was the beneficial owner of 44,228 shares of Carmike's Class A Common Stock.


                                    EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION ABOUT THE EXCHANGE OFFER THAT IS NOT INCLUDED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE REGISTERED NOTES IN ANY PLACE WHERE, OR TO ANY PERSON WHOM, IT IS ILLEGAL TO DO SO. USE OF THIS PROSPECTUS DOES NOT IMPLY IN ANY WAY THAT THE INFORMATION IN THIS PROSPECTUS, AND OUR BUSINESS AFFAIRS GENERALLY, HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS.

            [ALTERNATE FRONT COVER PAGE FOR MARKET-MAKING PROSPECTUS]


PROSPECTUS
                              CARMIKE CINEMAS, INC.



         TERMS OF THE 9 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2009

GUARANTEES                                                   INTEREST
----------                                                   --------
The notes are guaranteed by our current and future           The notes bear interest at a fixed annual rate of 9
wholly-owned United States subsidiaries.                     3/8%.  Interest will be paid on each February 1 and
                                                             August 1 commencing
August 1, 1999.

RANKING                                                      MATURITY
-------                                                      --------
The notes are unsecured obligations of Carmike Cinemas,      The notes will mature on February 1, 2009.
Inc. and are subordinated to all of our existing and
future senior indebtedness.

The guarantee of each guarantor is the unsecured obligation of that guarantor and is subordinated to all existing and future senior indebtedness of that guarantor.

OPTIONAL REDEMPTION                                          MANDATORY OFFER TO REPURCHASE
-------------------                                          -----------------------------
At any time on or after February 1, 2004, we may redeem      If we undergo a specific kind of change of control, we
some or all of the notes at the prices specified herein.     must offer to repurchase the notes at the prices
                                                             specified herein.
In addition, on or prior to February 1, 2002, we may
redeem up to 35% of the notes at the prices specified
herein, but only with the net cash proceeds from
certain equity offerings.

         INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS HAS BEEN PREPARED FOR AND WILL BE USED BY GOLDMAN, SACHS & CO. IN CONNECTION WITH OFFERS AND SALES OF THE NOTES IN MARKET-MAKING TRANSACTIONS. THESE TRANSACTIONS MAY OCCUR IN THE OPEN MARKET OR MAY BE PRIVATELY NEGOTIATED, AT PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF SALE OR AT NEGOTIATED PRICES. GOLDMAN, SACHS & CO. MAY ACT AS PRINCIPAL OR AGENT IN THESE TRANSACTIONS. CARMIKE WILL NOT RECEIVE ANY OF THE PROCEEDS OF SUCH SALES OF THE NOTES BUT WILL BEAR THE EXPENSES OF REGISTRATION.

         THE DATE OF THIS PROSPECTUS IS ________________________, 1999.

                       [ALTERNATE INSIDE FRONT COVER PAGE
                          FOR MARKET-MAKING PROSPECTUS]

                                TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
Where You Can Find More Information..................................................................
Prospectus Summary...................................................................................
Risk Factors.........................................................................................
Incorporation by Reference...........................................................................
Information About Carmike............................................................................
Use of Proceeds......................................................................................
Capitalization.......................................................................................
Selected Financial and Operating Data................................................................
Description of Other Indebtedness....................................................................
Description of the Notes.............................................................................
Plan of Distribution.................................................................................
Legal Matters........................................................................................
Experts..............................................................................................

         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CARMIKE THAT IS NOT INCLUDED IN OR DELIVERED WITH THE PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF THE NOTES UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED TO: CARMIKE CINEMAS, INC., ATTENTION: CORPORATE SECRETARY, 1301 FIRST AVENUE, COLUMBUS, GEORGIA 31901, TELEPHONE NUMBER (706) 576-3400. TO OBTAIN TIMELY DELIVERY, NOTEHOLDERS MUST REQUEST THE INFORMATION NO LATER THAN [___________].

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information electronically with the Securities and Exchange Commission. The public may read and copy any materials Carmike files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

         We are required by the indenture that governs the notes to furnish the trustee for the notes with annual reports containing consolidated financial statements audited by our independent public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year. The trustee for the notes is The Bank of New York.

                  [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]


                      TRADING MARKET FOR THE EXCHANGE NOTES

         There is no existing trading market for the exchange notes, and we cannot assure you about the future development of a market for the exchange notes or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such market were to develop, the exchange notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, Carmike's operating results and the market for similar securities. Although it is not obligated to do so, Goldman, Sachs & Co. intends to make a market in the exchange notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman, Sachs & Co. No assurance can be given as to the liquidity of or the trading market for the exchange notes.

         Goldman, Sachs & Co. may be deemed to be an affiliate of Carmike and, as such, may be required to deliver a prospectus in connection with its market-making activities in the exchange notes. Pursuant to the registration rights agreement, we have agreed to file and maintain a registration statement that would allow Goldman, Sachs & Co. to engage in market-making transactions in the exchange notes. Subject to certain exceptions, the registration statement will remain effective for as long as Goldman, Sachs & Co. may be required to deliver a prospectus in connection with market-making transactions in the exchange notes. We have agreed to bear substantially all the costs and expenses related to such registration statement.

                  [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]


                                 USE OF PROCEEDS

         This prospectus is delivered in connection with the sale of the exchange notes by Goldman, Sachs & Co. in market-making transactions. Carmike will not receive any of the proceeds from such transactions.

                  [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]


                              PLAN OF DISTRIBUTION

         This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the exchange notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

         Investment partnerships affiliated with Goldman, Sachs & Co. own 408,000 shares of Carmike's Class A Common Stock and 550,000 shares of Carmike's 5.5% Series A Senior Cumulative Convertible Exchangeable Preferred Stock. The Series A Preferred Stock is convertible at any time after November 30, 1999 into 2,200,000 shares of Carmike's Class A Common Stock (subject to certain adjustments). As of January 31, 1999, the shares of Class A Common Stock and Series A Preferred Stock held by affiliates of Goldman, Sachs & Co. represented 9.9% of the total voting interest of Carmike's outstanding voting securities. Goldman, Sachs & Co. has informed Carmike that it does not intend to confirm sales of the exchange notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

         Carmike has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intends to make a market in the exchange notes following completion of the Exchange Offer. However, Goldman, Sachs & Co. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors - Trading Market for the Exchange Notes."

         Goldman, Sachs & Co. has provided investment banking services to Carmike in the past and may provide such services and financial advisory services to Carmike in the future. Goldman, Sachs & Co. acted as purchasers in connection with the initial sale of the original notes.

         Goldman, Sachs & Co. and Carmike have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. of this prospectus. Pursuant to such agreement, Carmike agreed to bear substantially all registration expenses incurred under such agreement, and Carmike agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of Title 8 of the Delaware General Corporation Law gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Also, the Section states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Article VI of Carmike's By-Laws provides that Carmike shall indemnify the directors and officers of Carmike to the fullest extent authorized by the Delaware General Corporation Law.

         Article Ninth of Carmike's Certificate of Incorporation provides in regard to the limitation of liability of directors and officers as follows:

                  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director derived an improper personal benefit. This Article NINTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article NINTH became effective.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits.



EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

 1*               Purchase Agreement dated January 27, 1999 between Carmike,
                  Eastwynn Theatres, Inc., Wooden Nickel Pub, Inc., Goldman
                  Sachs & Co. and the purchasers named in Schedule I of the purchase agreement.

 4.1* Indenture dated February 3, 1999 between Carmike and The Bank of New York (filed as Exhibit 4.1 to Carmike's Annual Report on Form 10-K for the year ended December 31, 1998 (SEC File
                  No. 1-11604) and incorporated in this registration statement by reference).

 4.2*             Exchange and Registration Rights Agreement dated February 3,
                  1999 between Carmike, Eastwynn Theatres, Inc., Wooden Nickel
                  Pub, Inc. and the purchasers named in Schedule I of the purchase agreement (filed as Exhibit 4.2 to Carmike's Annual
                  Report on Form 10-K for the year ended December 31, 1998 (SEC
                  File No. 1-11604) and incorporated in this registration statement by reference).

 4.3*             Form of Note (filed as Exhibit A to Exhibit 4.1 to Carmike's
                  Annual Report on Form 10-K for the year ended December 31,
                  1998 (SEC File No. 1-11604) and incorporated in this registration statement by reference).

 4.4*             Form of Notation of Guarantee (filed as Exhibit E to Exhibit
                  4.1 to Carmike's Annual Report on Form 10-K for the year ended
                  December 31, 1998 (SEC File No. 1-11604) and incorporated in this registration statement by reference).

 5.1              Opinion of Troutman Sanders LLP.

 5.2              Opinion of Latham & Watkins.

 8                Opinion of Troutman Sanders LLP regarding tax matters.

12*               Statement regarding computation of ratios of earnings.


23.1              Consent of Troutman Sanders LLP (contained in Exhibits 5.1 and 8).

23.2              Consent of Latham & Watkins (contained in Exhibit 5.2).

23.3              Consent of Ernst & Young LLP.

24*               Power of attorney.

25*               Statement on Form T-1 of eligibility of trustee.

99.1*             Form of Letter of Transmittal.

99.2*             Form of Notice of Guaranteed Delivery.

------------

* Previously filed.

         (b)      Financial Statement Schedules.

                  The following financial statement schedule was filed with Carmike's Annual Report on Form 10-K for the year ended December 31, 1998 (SEC File No 1-11604), filed with the SEC on March 30, 1999, and is incorporated herein by reference:

                 Schedule II -- Valuation and Qualifying Accounts

                 Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in Carmike's Consolidated Financial Statements or notes thereto.

ITEM 22. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act.

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on June 16, 1999.

                                    CARMIKE CINEMAS, INC.

                                    By:   /s/ Michael W. Patrick
                                          -------------------------------------
                                          Michael W. Patrick
                                          President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act, this amendment has been signed by the following persons in the capacities indicated below and as of the date above indicated.

         Signature                                                        Title
         ---------                                                        -----

*/s/ C.L. Patrick                                              Chairman of the Board
----------------------------------
C. L. Patrick

/s/ Michael W. Patrick                                         President, Chief Executive Officer and
----------------------------------                             Director
Michael W. Patrick


         Signature                                                        Title
         ---------                                                        -----


*/s/ Larry M. Adams                                            Senior Vice President -- Information
------------------------------------                           Systems (Chief Accounting Officer)
Larry M. Adams

*/s/ Philip A. Smitley                                         Assistant Vice President and
------------------------------------                           Controller (Chief Financial Officer)
Philip A. Smitley

/s/ F. Lee Champion, III                                       Director
------------------------------------
F. Lee Champion, III

*/s/ Elizabeth Cogan Fascitelli                                Director
------------------------------------
Elizabeth Cogan Fascitelli

*/s/ Richard A. Friedman                                       Director
------------------------------------
Richard A. Friedman

*/s/ John W. Jordan, II                                        Director
------------------------------------
John W. Jordan, II

*/s/ Carl L. Patrick, Jr.                                      Director
------------------------------------
Carl L. Patrick, Jr.

*/s/ Carl E. Sanders                                           Director
------------------------------------
Carl E. Sanders

*/s/ David W. Zalaznick                                        Director
------------------------------------
David W. Zalaznick

*By: /s/ F. Lee Champion, III
    --------------------------------
    F. Lee Champion, III
    Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

 1*               Purchase Agreement dated January 27, 1999 between Carmike,
                  Eastwynn Theatres, Inc., Wooden Nickel Pub, Inc., Goldman
                  Sachs & Co. and the purchasers named in Schedule I of the purchase agreement.

 4.1* Indenture dated February 3, 1999 between Carmike and The Bank of New York (filed as Exhibit 4.1 to Carmike's Annual Report on Form 10-K for the year ended December 31, 1998 (SEC File
                  No. 1-11604) and incorporated in this registration statement by reference).

 4.2*             Exchange and Registration Rights Agreement dated February 3,
                  1999 between Carmike, Eastwynn Theatres, Inc., Wooden Nickel
                  Pub, Inc. and the purchasers named in Schedule I of the purchase agreement (filed as Exhibit 4.2 to Carmike's Annual
                  Report on Form 10-K for the year ended December 31, 1998 (SEC
                  File No. 1-11604) and incorporated in this registration statement by reference).

 4.3*             Form of Note (filed as Exhibit A to Exhibit 4.1 to Carmike's
                  Annual Report on Form 10-K for the year ended December 31,
                  1998 (SEC File No. 1-11604) and incorporated in this registration statement by reference).

 4.4*             Form of Notation of Guarantee (filed as Exhibit E to Exhibit
                  4.1 to Carmike's Annual Report on Form 10-K for the year ended
                  December 31, 1998 (SEC File No. 1-11604) and incorporated in this registration statement by reference).

 5.1              Opinion of Troutman Sanders LLP.

 5.2              Opinion of Latham & Watkins.

 8                Opinion of Troutman Sanders LLP regarding tax matters.

12*               Statement regarding computation of ratios of earnings.

23.1              Consent of Troutman Sanders LLP (contained in Exhibits 5.1 and 8).

23.2              Consent of Latham & Watkins (contained in Exhibit 5.2).

23.3              Consent of Ernst & Young LLP.

24*               Power of attorney.

25*               Statement on Form T-1 of eligibility of trustee.

99.1*             Form of Letter of Transmittal.

99.2*             Form of Notice of Guaranteed Delivery.


------------

* Previously filed.